Exhibit 2.1
EXECUTION COPY

TRANSACTION AGREEMENT
and
AGREEMENT AND PLAN OF MERGER
dated as of July 9, 2007
by and among
GRAPHIC PACKAGING CORPORATION,
BLUEGRASS CONTAINER HOLDINGS, LLC,
TPG BLUEGRASS IV, L.P.,
TPG BLUEGRASS IV — AIV 2, L.P.,
TPG BLUEGRASS V, L.P.,
TPG BLUEGRASS V — AIV 2, L.P.,
FIELD HOLDINGS, INC.,
TPG FOF V-A, L.P.,
TPG FOF V-B, L.P.,
BCH MANAGEMENT, LLC,
NEW GIANT CORPORATION
and
GIANT MERGER SUB, INC.

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Restated Certificate of Incorporation of Newco
Exhibit C	Amended and Restated By-laws of Newco
Exhibit D	Form of Rights Agreement
Exhibit 1.3	Ownership Interests
Exhibit 1.6	Newco Directors Post-Closing

INDEX OF DEFINED TERMS

Actions	3.1(g)
Affiliates	8.2
Agreement	Preamble
BCH	Preamble
BCH Benefit Plan	3.1(g)
BCH Continuing Employees	3.1(g)
BCH Disclosure Schedule	3.1
BCH Equity Interests	3.1(b)
BCH ERISA Affiliate	3.1(g)
BCH Financial Advisor	3.1(h)
BCH Intellectual Property	3.1(g)
BCH Material Contracts	3.1(g)
BCH Real Property	3.1(g)
BCH Securities	3.1(b)
BCH's Current Premium	5.5(c)
Benefit Plans	3.1(g)
Blocker Reorganizations	Recitals
Book-Entry Shares	2.2(a)
Business Day	8.2
Capitalization Date	3/2(b)
CERCLA	3.1(k)(ii)
Certificates	2.2(a)
Certificates of Merger	1.2(a)
Closing	1.7
Closing Date	1.7
Code	Recitals
Commitment Letter	3.2(y)
Confidentiality Agreement	5.1(b)
Continuing BCH Indemnified Parties	5.5(b)
Continuing Giant Indemnified Parties	5.5(b)
Continuing Indemnified Parties	5.5(b)
Delaware Secretary of State	1.2(a)
DGCL	1.1(b)
Effective Time	1.2(b)
Environmental Claim	3.1(k)(iii)
Environmental Laws	3.1(k)(ii)
ERISA	3.1(g)
Exchange	1.1(b)
Exchange Act	8.2
Exchange Agent	8.2
Exchange Fund	3.2(h)
Expense Reimbursement Amount	3.1(g)
Field Holdings	Preamble
Financing	3.2(y)

FOF V-A	Preamble
FOF V-B	Preamble
Form S-4	3.1(g)
GAAP	8.2
Giant	Preamble
Giant Adverse Recommendation Change	3.2(h)
Giant Benefit Plan	3.2(h)
Giant Common Stock	2.1(a)
Giant Continuing Employees	3.1(g)
Giant Disclosure Schedule	3.2
Giant ERISA Affiliate	3.2(h)
Giant Financial Advisor	3.2(h)
Giant Financial Statements	3.2(e)
Giant Intellectual Property	1.1(a)
Giant Material Contracts	3.2(h)
Giant Options	2.3(a)
Giant Preferred Stock	3.1(g)
Giant Real Property	3.2(h)
Giant Recommendation	3.1(g)
Giant Rights	3.2(u)
Giant Rights Agreement	3.2(u)
Giant SEC Reports	3.2(h)
Giant Securities	3.1(g)
Giant Stock Award	2.3(b)
Giant Stock Plans	3.2(b)
Giant Stockholder Approval	3.2(h)
Giant Stockholders' Meeting	5.3
Giant's Current Premium	5.5(d)
Governmental Authority	8.2
Hazardous Material	3.1(k)(iv)
HSR Act	3.1(c)(iii)
Indebtedness	8.2
Infringe	3.1(g)
Intellectual Property	3.1(g)
Joinder	5.13(a)
Key Personnel	8.2
Law	8.2
Lien	8.2
Material Adverse Effect	8.2
Material Contract	8.2
Merger Consideration	2.1(a)
Merger Sub	Preamble
Mergers	1.1(a)
Newco	Preamble
Newco Common Stock	3.2
Newco Continuing Employees	3.1(g)

v

Notice of Superior Proposed Recommendation Change	5.7(b)
Orders	3.1(g)
Permitted Liens	8.2
Person	8.2
Proxy Materials	5.7(c)(c)
Proxy Statement	5.3
RCRA	3.1(k)(ii)
Released Claims	5.15
Released Parties	3.1(g)
Representatives	5.7(a)
Requisite BCH Regulatory Approvals	3.1(c)(iii)
Requisite Giant Regulatory Approvals	3.1(g)
Requisite Regulatory Approvals	3.1(g)
SEC	8.2
Securities Act	8.2
Seller Consideration	1.1(b)
Sellers	Preamble
Sellers Disclosure Schedule	3.1
Sellers Representative	8.13(a)
Significant Subsidiary	8.2
Subsidiary	8.2
Superior Proposal	3.2(h)
Takeover Proposal	5.7(a)
Tax	8.2
Tax Return	8.2
taxable	8.2
taxes	8.2
Termination Fee	7.2(b)
TPG IV	Preamble
TPG IV - AIV	Preamble
TPG V	Preamble
TPG V - AIV	Preamble
Transfer	5.13
Transferee Seller	5.13
Voting Agreement	Recitals
WARN Act	8.2

          TRANSACTION AGREEMENT AND AGREEMENT AND PLAN OF MERGER dated as of July 9, 2007 (this “Agreement”) is by and among GRAPHIC PACKAGING CORPORATION, a Delaware corporation (“Giant”), BLUEGRASS CONTAINER HOLDINGS, LLC, a Delaware limited liability company (“BCH”), TPG BLUEGRASS IV, L.P., a Delaware limited partnership (“TPG IV”), TPG BLUEGRASS IV – AIV 2, L.P., a Delaware limited partnership (“TPG IV – AIV”), TPG BLUEGRASS V, L.P., a Delaware limited partnership (“TPG V”), TPG BLUEGRASS V – AIV 2, L.P., a Delaware limited partnership (“TPG V – AIV”), FIELD HOLDINGS, INC., a Delaware corporation (“Field Holdings”), TPG FOF V-A, L.P., a Delaware limited partnership (“FOF V-A”), TPG FOF V-B, L.P., a Delaware limited partnership (“FOF V-B”), BCH MANAGEMENT, LLC, a Delaware limited liability company (together with Field Holdings, TPG IV, TPG IV – AIV, TPG V, TPG V – AIV, FOF V-A, FOF V-B and each owner of BCH Equity Interests (as defined in Section 3.1(b)) joining this Agreement pursuant to Section 5.13 as a Seller, the “Sellers”), NEW GIANT CORPORATION, a Delaware corporation (“Newco”), and GIANT MERGER SUB, INC., a Delaware corporation (“Merger Sub”).
          WHEREAS, the board of directors of each of Giant and Merger Sub has approved, and deems it advisable and in the best interests of its stockholders to consummate the Merger (as defined in Section 1.1) in which the issued and outstanding shares of capital stock of Giant will be converted into the right to receive shares of capital stock of Newco;
          WHEREAS, Sellers, constituting the holders of all of the outstanding equity interests in BCH, have agreed to consummate the Exchange (as defined in Section 1.3(a)) in which Sellers will contribute all of their equity interests in BCH in exchange for receipt of shares of capital stock of Newco;
          WHEREAS, concurrently with execution and delivery of this Agreement and as a condition to the willingness of, and an inducement to, BCH and Sellers to enter into this Agreement, certain stockholders of Giant have executed and delivered a Voting Agreement (the “Voting Agreement”), in the form of Exhibit A hereto;
          WHEREAS, Newco, Merger Sub, Sellers, Giant and BCH desire to make certain representations, warranties and agreements in connection with the Merger and the Exchange and also to prescribe various conditions to the Merger and the Exchange; and
          WHEREAS, for federal income tax purposes, (i) it is intended that the exchange of BCH Equity Interests for Newco Common Stock (as defined in Section 3.2(w)) pursuant to the Exchange and the exchange of Giant Common Stock for Newco Common Stock pursuant to the Merger, taken together, shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) it is intended that the Merger shall also qualify as a reorganization within the meaning of Section 368(a) of the Code; (iii) it is intended that the Exchange, to the extent consummated by any corporate Transferee Seller shall, taken together with the subsequent, planned liquidation of such corporate Transferee Seller (such Exchange and subsequent liquidation, collectively, the “Blocker Reorganizations”), qualify as a reorganization within the meaning of Section 368(a); and (iv) the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
THE MERGER AND EXCHANGE
          SECTION 1.1. The Merger. (a) At the Effective Time (as defined in Section 1.2(b)), Merger Sub shall be merged with and into Giant (the “Merger”). Giant will be the surviving corporation in the Merger, and the separate existence of Merger Sub shall cease. As a result of the Merger, Giant shall become a wholly-owned Subsidiary of Newco.
               (b) The Merger will have the effects set forth in the Delaware General Corporation Law (the “DGCL”).
          SECTION 1.2. Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 1.7), Giant shall (and shall cause its Subsidiaries to) cause the following to occur:
               (a) Giant shall execute and deliver for filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger for the Merger (the “Certificate of Merger”), in such form and manner provided in the DGCL. Giant shall make all other filings or recordings required under the DGCL to effect the Merger.
               (b) The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such time thereafter as is provided in such Certificate of Merger as agreed between the parties (such time as the Merger becomes effective, the “Effective Time”).
          SECTION 1.3. The Exchange. (a) Immediately following the Effective Time, each Seller hereby agrees to contribute to Newco, and Newco hereby agrees to acquire from such Seller, the BCH Equity Interests owned by each such Seller as set forth opposite such Seller’s name on Exhibit 1.3 (as amended prior to the Closing) in exchange for the issuance by Newco to each such Seller of that number of validly issued, fully paid and non-assessable shares of Newco Common Stock as set forth opposite such Seller’s name on Exhibit 1.3 (such transactions, the “Exchange”), which shares of Newco Common Stock (collectively, the “Seller Consideration”) shall total:
          (i) in respect of BCH Equity Interests that are “Common Units”, 136,158,306 validly issued, fully paid and non-assessable shares of Newco Common Stock in the aggregate for all Sellers; and
          (ii) in respect of BCH Equity Interests that are “Profits Units” (all of which are currently held by BCH Management, LLC), 3,286,732 validly issued, fully paid and non-assessable shares of Newco Common Stock in the aggregate for all Sellers.
               (b) At the Closing, each Seller will deliver to Newco the BCH Equity Interests owned by such Seller, along with such instruments of transfer and assignment and other documentation as may be reasonably required to evidence that such BCH Equity Interests have been duly assigned and transferred to Newco.
               (c) At the Closing, shares of Newco Common Stock in respect of the Seller Consideration shall be issued by Newco and registered on Newco’s transfer books by Newco’s transfer agent in accordance with the instructions included on Exhibit 1.3 (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable Law or regulation).
          SECTION 1.4. Organizational Documents of the Surviving Entities. At the Effective Time and until thereafter changed or amended as provided therein or by applicable Law, the Certificate of Incorporation and By-laws of Newco shall be amended so as to read in their entirety as set forth on Exhibits B and C, respectively. At the Effective Time and until thereafter changed or amended as provided therein or by applicable Law, the Restated Certificate of Incorporation and Amended and Restated By-laws of Giant shall be amended so as to read in their entirety as the Certificate of Incorporation and By-laws of Merger Sub as in effect immediately prior to the Effective Time, except for the incorporator and except that the surviving corporation in the Merger shall retain Giant’s name.
          SECTION 1.5. Actions of Giant. As promptly as practicable following the execution of this Agreement, Giant shall cause Newco, as the sole stockholder of Merger Sub, to execute a written consent of the sole stockholder of Merger Sub to adopt this Agreement. Giant shall cause Newco, and Newco shall cause Merger Sub, to perform their respective obligations under this Agreement.
          SECTION 1.6. Offices of Newco; Officers and Directors. Following the Closing, Newco shall initially have (a) its corporate headquarters in the Atlanta, Georgia metropolitan area and (b) a regional office in the Chicago metropolitan area. From and after the Effective Time, Newco’s name shall be “Giant Packaging Holding Company”. Giant shall take all requisite action such that at the Effective Time and until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, the persons indicated in Exhibit 1.6 shall be the directors of Newco, David W. Scheible shall be the Chief Executive Officer and such other Persons mutually agreed between Giant and BCH prior to Closing shall be the officers of Newco.
          SECTION 1.7. Closing. The closing of the Merger and the Exchange (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing. The Closing shall be held at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, unless another place is agreed to in writing by Sellers Representative and Giant.

ARTICLE II
EFFECTS OF THE MERGER
     SECTION 2.1. Conversion of Giant Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, Giant or the holders of any of the following securities:
               (a) Conversion of Giant Common Stock. Each share of common stock, par value $0.01 per share, of Giant (“Giant Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1(b)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Newco Common Stock (the “Merger Consideration”).
               (b) Giant and BCH-Owned Shares. Each share of Giant Common Stock owned by Giant, Merger Sub, BCH or any Subsidiary of any of the foregoing parties in each case immediately prior to the Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.
               (c) Conversion of Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock of Giant, as the surviving corporation in the Merger.
               (d) Distribution of Newco Common Stock. Giant shall distribute to Newco immediately after the Effective Time, all of the Newco Common Stock held by Giant immediately prior to the Effective Time.
     SECTION 2.2. Exchange of Certificates
               (a) Exchange of Certificates. Certificates that immediately prior to the Effective Time represented shares of Giant Common Stock (the “Certificates”) and shares of Giant Common Stock represented by book-entry (“Book-Entry Shares”) shall be exchanged in accordance with this Section 2.2.
               (b) Deposit of Merger Consideration. Prior to the Effective Time, Newco shall deposit with the Exchange Agent, for the benefit of the stockholders of Giant, certificates or, at Newco’s option, evidence of shares in book entry form, representing shares of Newco Common Stock issuable pursuant to this Article II in exchange for shares of Giant Common Stock, for which Certificates have been properly delivered to the Exchange Agent. Such Certificates (or evidence of book-entry form, as the case may be) for shares of Newco Common Stock is hereinafter referred to as the “Exchange Fund”).
               (c) Exchange Procedures. (i) Promptly after the Effective Time, Newco shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as BCH and Giant may reasonably specify (such letter to be in form reasonably acceptable to BCH and Giant prior to the Effective Time) and (ii)

instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Newco Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable Law or regulation) representing, in the aggregate, the number of shares that such holder has the right to receive pursuant to this Article II.
               (ii) If payment or issuance of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Giant Common Stock represented by the Certificate pursuant to this Article II.
               (iii) No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Giant Common Stock converted in the Merger.
               (iv) At the Effective Time, the transfer books of Giant shall be closed, and thereafter there shall be no further registration of transfers of Giant Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to Giant for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.
               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Newco Common Stock issuable with respect to the Giant Common Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the shares of Newco Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of Newco Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Newco Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.
               (e) Fractional Shares. Certificates or scrip or shares of Newco Common Stock representing fractional shares of Newco Common Stock or book-entry credit of the same may be issued upon surrender for exchange of Certificates or Book-Entry Shares.
               (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the stockholders of Giant on the first anniversary of the Effective Time shall be delivered to Newco, upon demand by Newco, and any stockholders of Giant who have not theretofore complied with this Article II shall thereafter look only to Newco for payment of their claim for any part of the Merger Consideration and any dividends or distributions with respect to Newco Common Stock.
               (g) No Liability. None of Giant or Newco shall be liable to any holder of Giant Common Stock for cash or shares of Newco Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
               (h) Withholding. Newco and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Giant Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Newco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Giant Common Stock in respect of which such deduction and withholding was made by Newco or the Exchange Agent.
          SECTION 2.3. Options and other Stock Awards
               (a) The boards of directors of Giant and Newco (or the applicable committees of those boards of directors that have authority with respect to stock options) shall take all action necessary so that all options to acquire shares of Giant Common Stock outstanding immediately prior to the Effective Time (“Giant Options”) under the Giant Stock Plans shall, as of the Effective Time, cease to constitute options to acquire shares of Giant Common Stock and shall instead constitute options to acquire shares of Newco Common Stock as provided in this Section 2.3(a). As of the Effective Time, all outstanding Giant Options shall be assumed by Newco, and each Giant Option so assumed by Newco shall be exercisable upon the same terms and conditions as under the applicable Giant Stock Plan and the option agreement pursuant to which the option was issued (but giving effect to the Merger and any acceleration of vesting as a result thereof); provided, that, any Giant Option which is an “incentive stock option” (as defined in Section 422 of the Code) immediately prior to the Effective Time shall be subject to any other or further adjustments so that the option remains as an incentive stock option immediately following the Effective Time.

               (b) The boards of directors of Giant and Newco (or the applicable committees of those boards of directors that have authority with respect to stock based compensatory awards), as applicable, shall take all action necessary so that all rights of any kind, whether vested or unvested, to receive shares of Giant Common Stock or benefits measured by reference to the value of a number of shares of Giant Common Stock, other than the Giant Options (each, a “Giant Stock Award”) under the Giant Stock Plans shall, as of the Effective Time, cease to constitute rights with respect to Giant Common Stock and shall constitute rights with respect to Newco Common Stock as provided in this Section 2.3(b). As of the Effective Time, all outstanding Giant Stock Awards shall be assumed by Newco, and each Giant Stock Award so assumed by Newco shall be subject to the same terms and conditions as are then applicable (but giving effect to the Merger and any acceleration of vesting or lapse of restrictions occurring as a result thereof), except that each Giant Stock Award shall constitute rights with respect to a number of shares of Newco Common Stock equal to the number of shares of Giant Common Stock subject thereto immediately prior to the Effective Time.
               (c) Newco shall take all corporate action necessary to reserve for issuance a number of shares of Newco Common Stock equal to the number of shares of Newco Common Stock issuable upon the exercise of the Giant Options and pursuant to the Giant Stock Awards assumed by Newco pursuant to Sections 2.3(a) and (b). At the Effective Time or as soon as practicable thereafter, Newco shall file with the SEC one or more Registration Statements on Form S-8 covering all shares of Newco Common Stock to be issued upon exercise of the Giant Options, and all shares to be issued pursuant to the Giant Stock Awards (to the extent not covered under the Registration Statement filed pursuant to Section 5.3 of this Agreement), and shall use its reasonable best efforts to cause such Registration Statement to become and remain continuously effective, and shall use its reasonable best efforts to maintain the current status of the related prospectus as well as to comply with applicable state securities or “blue sky” laws, for as long as there are outstanding any Giant Options or Giant Stock Awards.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          SECTION 3.1. Representations and Warranties of BCH. Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections to which the relevance of such disclosure is readily apparent on its face) previously delivered by BCH to Giant (the “BCH Disclosure Schedule”), BCH hereby represents and warrants to Giant as follows:
               (a) Organization, Standing and Power. BCH and each of its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. BCH and each of its Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BCH. BCH has made available to Giant copies of the certificate of formation and limited liability company agreement (or other governing documents), and any amendments thereto, of BCH and Altivity Packaging, LLC (“Altivity”), and each is a complete and correct copy and contains all amendments thereto as in effect on the date of this Agreement.
               (b) Capitalization. As of the date of this Agreement, the only issued and outstanding equity interests of BCH consists of 314,230,000 “common units” and 13,527,000 “profits units” (collectively, the “BCH Equity Interests”, all of which are owned, collectively, by the Sellers and were validly issued, fully paid and nonassessable and were issued free of preemptive rights. Except as set forth in the immediately preceding sentence, as of the date of this Agreement, no options to purchase BCH Equity Interests have been granted and no BCH Equity Interests have been issued. Except as set forth in the two immediately preceding sentences, (A) there are not outstanding or authorized any (I) membership interests or other voting securities of BCH, (II) securities convertible into or exchangeable for membership interests or voting securities of BCH or (III) options or other rights to acquire from BCH, and no obligation of BCH to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interests or voting securities of BCH (collectively, “BCH Securities”), (B) there are no outstanding obligations of BCH to repurchase, redeem or otherwise acquire any BCH Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or membership interests of BCH or any of its Subsidiaries to which BCH or any of its Subsidiaries is a party. As of the Closing Date, no BCH Equity Interests shall be outstanding, other than as set forth above. Except for the limited liability company agreement of BCH, neither BCH nor any of its Subsidiaries is a party to any contract with respect to the voting of any such securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which members of BCH may vote are outstanding. Neither BCH nor any of its Subsidiaries owns, beneficially or of record, any shares of Giant Common Stock.
               (c) Authorization; No Conflict. (i) BCH has the requisite limited liability company power and authority to enter into and deliver this Agreement and the Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Voting Agreement by BCH, the performance by BCH of its obligations hereunder and thereunder and the consummation by BCH of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers of BCH and no other limited liability company proceedings on the part of BCH are necessary pursuant to its governing documents and the Delaware Limited Liability Company Act to authorize this Agreement or the Voting Agreement or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Voting Agreement has been duly executed and delivered by BCH and constitutes a legal, valid and binding agreement of BCH, enforceable against BCH in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
               (ii) Neither the execution and delivery of this Agreement or the Voting Agreement by BCH, nor the consummation by BCH of the transactions contemplated hereby or thereby nor compliance by BCH with any of the provisions herein or therein will (A) result in a violation or breach of or conflict with the certificate of formation or limited liability company agreement of BCH, (B) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by BCH or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to BCH or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which BCH or any of its Subsidiaries is a party or by which BCH or any of its Subsidiaries or any of their respective properties, rights or assets may be bound or (C) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, violate any Order or Law applicable to BCH or any of its Subsidiaries or any of their respective properties, rights or assets, other than any such event described in items (B) or (C) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BCH.
               (iii) Except for the consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority set forth in Section 3.1(c)(iii) of the BCH Disclosure Schedule (together with the matters described in clauses (A) and (B) below, the “Requisite BCH Regulatory Approvals”), no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by BCH or any of its Subsidiaries in connection with BCH’s execution, delivery and performance of this Agreement and the Voting Agreement or the consummation by BCH of the transactions contemplated hereby or thereby, except for (A) compliance with the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and other applicable foreign competition or antitrust laws, if any, (B) the applicable requirements of the Securities Act, Exchange Act and state securities and “blue sky” laws, and (C) such other consents, approvals, Orders or authorization of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BCH.
               (d) Subsidiaries. (i) Section 3.1(d) of the BCH Disclosure Schedule sets forth the name and jurisdiction of organization of each (A) Subsidiary of BCH; and (B) entity in which BCH or any of its Subsidiaries (other than their respective Subsidiaries) owns any interest (other than non-material interests) and interests in joint ventures or similar entities.
               (ii) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Subsidiary of BCH are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or ownership interests are owned by BCH or by one of its Subsidiaries (or a member of management or an agent or nominee of BCH or its Subsidiaries for the benefit of BCH or its Subsidiaries) free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, stock appreciation rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any of BCH’s Subsidiaries. There are no agreements requiring BCH or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any of BCH’s Subsidiaries.
               (e) Financial Statements; No Undisclosed Liabilities. (i)(A) The audited consolidated balance sheet for Altivity and Predecessor Company as of December 31, 2006 and December 31, 2005 and the audited consolidated statements of operations, cash flows and changes in equity for the six months ended December 31, 2006 and the corresponding audited Predecessor Company statements for January 1, 2006 through June 30, 2006 and Year Ended December 31, 2005 and (B) the unaudited consolidated balance sheet for Altivity as of March 31, 2007 and the unaudited consolidated statement of operations and cash flows for the three-month period ended March 31, 2007 (collectively, the “BCH Financial Statements”) have been prepared from the books and records of BCH and its Subsidiaries in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of BCH and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business and intercompany eliminations). As of December 31, 2006 and March 31, 2007, respectively, BCH had no assets or liabilities that would be required to be shown on a balance sheet prepared in accordance with GAAP, and had no operations, in each case other than cash and cash equivalents and related “Distribution Payable” as reflected in the BCH consolidated balance sheet as of March 31, 2007 and in the applicable BCH Financial Statements.
               (ii) Neither BCH nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be set forth on a consolidated balance sheet of BCH prepared in accordance with GAAP, except liabilities that (i) are accrued or reserved against in the BCH Financial Statements, (ii) were incurred in the ordinary course of business since March 31, 2007, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on BCH.
               (f) Absence of Certain Changes and Events. Since March 31, 2007 (and in case of actions taken after the date hereof, except as permitted by Section 4.1), BCH and its Subsidiaries (i)(A) have conducted their business in the ordinary course of business consistent with past practice and (B) have not taken any action, or failed to take any action, which action or failure, if taken after the date of this Agreement, would have been prohibited by Sections 4.1(a), (d), (e), (f), (k) and (l) and (ii) there has not been or occurred any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on BCH.

               (g) Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, there are no claims, suits, actions or legal, administrative, arbitration, mediation or other proceedings or governmental investigations or internal investigations (collectively, “Actions”) pending or, to the knowledge of BCH, threatened (including, without limitation, cease and desist letters and invitations to take a license), to which BCH or any of its Subsidiaries is a party. There are no judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) of any Governmental Authority outstanding or, to the knowledge of BCH, threatened against BCH or any of its Subsidiaries which individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on BCH.
               (h) Broker’s or Finder’s Fees. Except for Banc of America Securities, Inc. (the “BCH Financial Advisor”), no agent, broker, Person, investment bank or firm is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission in connection with any of the transactions contemplated hereby based on arrangements made by or on behalf of BCH.
               (i) Employee Plans. (i) Section 3.1(i) of the BCH Disclosure Schedule sets forth a true and complete list of each material BCH Benefit Plan. A “BCH Benefit Plan” is an employee benefit plan including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any multiemployer plan within the meaning of ERISA Section 3(37)) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded and whether written or oral (all the foregoing being herein called “Benefit Plans”) (A) maintained, entered into or contributed to by BCH or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of BCH or any of its Subsidiaries has any present or future right to benefits or (B) under which BCH or any of its Subsidiaries could reasonably be expected to have any present or future liability.
               (ii) With respect to each material BCH Benefit Plan that is a defined benefit plan, BCH has made available to Giant the most recent year’s Form 5500 (except Form 5500 regarding BCH Benefit Plans that were Benefit Plans pertaining to former employees of Smurfit Stone Container Corporation) that has been completed and attached schedules and audited financial statements.
               (iii) With respect to the BCH Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of BCH, there exists no condition or set of circumstances in connection with which BCH or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a Material Adverse Effect on BCH under ERISA, the Code or any other applicable Law.
               (iv) The consummation of the transactions contemplated by this Agreement will not: (A) entitle any person to any benefit under any BCH Benefit Plan; (B) accelerate the time of payment or vesting or increase the amount of any compensation or other benefit due to any person under any BCH Benefit Plan; or (C) result in any payment or series of payments by BCH or any of its Subsidiaries to any person of an “excess parachute payment” (as defined in Section 280G of the Code) or any other payment which is not deductible for federal income tax purposes under the Code.
                   (v) Except as would not reasonably be expected to have a Material Adverse Effect on BCH, (A) no liability under Title IV or section 302 of ERISA has been incurred by BCH, or by any trade or business, whether or not incorporated, that together with BCH would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “BCH ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to BCH or any BCH ERISA Affiliate of incurring any such liability.
                  (vi) Each BCH Benefit Plan, the administrator and fiduciaries of each BCH Benefit Plan, BCH and its Subsidiaries have complied in all material respects with the applicable provisions of ERISA and the Code and in all material respects with all applicable state or federal securities Laws and in all material respects with the applicable requirements of any other Law, rule or regulation governing each BCH Benefit Plan, and BCH has not received any notice questioning or challenging such compliance.
                  (vii) Each BCH Benefit Plan that is intended to comply with Section 401(a) of the Code (A) has obtained a current favorable determination letter issued by the Internal Revenue Service, (B) is entitled to rely on a current, favorable opinion letter issued by the Internal Revenue Service, or (C) has a remedial amendment period that has not yet expired during which BCH may file for a favorable determination letter with respect to all provisions of such BCH Benefit Plan. No event has occurred with respect to any BCH Benefit Plan that will or could reasonably be expected to give rise to disqualification of any such plan, the loss of intended tax consequences under the Code, any tax under Section 511 of the Code or any other tax liability that is not reflected on the financial statements of BCH or its subsidiaries.
                  (viii) Except as would not reasonably be expected to have a Material Adverse Effect on BCH, (A) all payments due from BCH with respect to each BCH Benefit Plan have been timely made or have been properly accrued as liabilities of BCH and properly reflected in the financial statements of BCH in accordance with the terms of the BCH Benefit Plan or any collective bargaining agreement and applicable Law and (B) all payments due from a BCH ERISA Affiliate with respect to a BCH Benefit Plan subject to Section 412 of the Code have been timely made.
                  (ix) There are no proceedings pending (other than routine claims for benefits) or, to the knowledge of BCH, threatened with respect to a BCH Benefit Plan or the assets of a BCH Benefit Plan.
                  (x) Except as would not reasonably be expected to have a Material Adverse Effect on BCH, any BCH Benefit Plan subject to Section 409A of the Code has been administered in good faith compliance with the provisions of Section 409A and any guidance thereunder for all periods prior to Closing.
               (j) Taxes. (i) All material Tax Returns required to be filed by, or on behalf of, BCH or any of its Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects. BCH and each of its Subsidiaries has timely paid (or has had paid on its behalf) in full all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, has made adequate provision for all material Taxes in the BCH Financial Statements in accordance with GAAP. There are no material Liens with respect to Taxes upon any of the assets or properties of either BCH or its Subsidiaries, other than Permitted Liens.
               (ii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of BCH or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of BCH or any of its Subsidiaries either within BCH’s knowledge or claimed, pending or raised by a Governmental Authority in writing.
               (iii) Neither BCH nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is BCH) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any Person arising from the application of Treasury regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.
               (iv) None of BCH or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.
               (v) None of BCH nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
               (vi) Neither BCH nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
               (vii) BCH will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.
               (viii) Neither BCH nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (B) the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Exchange and the Merger from qualifying as a transaction described in

Section 351 of the Code or (C) the Blocker Reorganizations from qualifying as reorganizations within the meaning of Section 368(a) of the Code.
          (k) Environmental Matters.
               (i) BCH has delivered, or caused to be delivered, or otherwise made available to Giant true and complete copies or a summary of, all completed environmental site assessments conducted by, at the expense of, or on behalf of BCH and its Subsidiaries since January 1, 2006.
               (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries hold, and are currently, and at all prior times have been, in compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable foreign, federal, state and local Laws, statutes, rules, regulations, ordinances, Orders or decrees relating to contamination, pollution or protection of human health, natural resources or the environment, including, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (“RCRA”), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Safe Drinking Water Act (42 U.S.C. §§300f et seq.), any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed above in this subparagraph, any amendments to the statues, Laws or ordinances listed above in this subparagraph, regardless of whether in existence on the date hereof, and any legally binding rules, regulations, guidelines, directives, Orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed above in this subparagraph (“Environmental Laws”), and are currently in compliance with all applicable Environmental Laws.
               (iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding, requests for information, or other written communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and BCH has no knowledge of any pending or threatened Environmental Claim.
               (iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, no chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous, dangerous or toxic, including without limitation, RCRA hazardous wastes, CERCLA hazardous substances, oil and petroleum products or byproducts and any constituents thereof (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, mold, lead in paint or drinking water, radon, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could reasonably be expected to result in liability under any Environmental Laws (“Hazardous Material”) has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or, to the knowledge of BCH, formerly owned, leased or operated by BCH or its Subsidiaries, in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability to BCH or its Subsidiaries under Environmental Laws.
               (v) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH has no knowledge of any present or pending requirement of environmental permits or application of Environmental Laws that would require any capital expenditure or commitment for additions to property, plant, equipment, intangible or capital assets (other than as contemplated in the capital expenditures budget included in Section 4.1(g) of the BCH Disclosure Schedule) or for any other purpose, other than for emergency or routine repairs or replacement at any of the properties or facilities currently owned, leased or operated by BCH or its Subsidiaries.
               (vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries have not entered into or received nor are they in default under any consent decree, compliance order, or administrative order issued by any agency, or any judgment, Order, writ, injunction or decree of any foreign, federal, state, or municipal court or other governmental authority relating to Environmental Laws.
               (vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, no lien has arisen on or against any of the properties or facilities currently owned by BCH or its Subsidiaries or to the knowledge of BCH, on or against any of the properties or facilities currently leased or operated by BCH or its Subsidiaries under or as a result of any Environmental Laws, and to the knowledge of BCH, no such lien is threatened.
               (viii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, all above-ground and underground storage tanks, oil/water separators, sumps, and septic systems owned or operated by BCH or its Subsidiaries, located on any of the properties or facilities currently owned, leased or operated by BCH or its Subsidiaries that are in a condition that could reasonably be expected to result in liability under Environmental Laws have been identified in Section 3.1(k) of the BCH Disclosure Schedule, together with a description of the materials stored in such tanks.
               (ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, no building or other improvement located on any of the properties or facilities currently owned, leased or operated by BCH or its Subsidiaries contains any asbestos or asbestos-containing materials in amount or condition that could reasonably be expected to result in liability under Environmental Law to BCH or its Subsidiaries.
               (x) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries are in compliance with all applicable Laws relating to employee health and safety; and they not received any notice that past or present conditions of the properties or facilities currently owned, leased or operated by BCH or its Subsidiaries violate in any respect any applicable Law or otherwise can be made the basis of any claim, citations, proceeding, or investigation, based on or related to violations of employee health and safety requirements.
               (l) Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries are in compliance with all applicable Laws, and no written notice, charge, claim, Action or assertion has been received by BCH or any of its Subsidiaries or, to BCH’s knowledge, filed, commenced or threatened in writing against BCH or any of its Subsidiaries alleging any such non-compliance. BCH and its Subsidiaries hold all licenses, permits and governmental approvals required to own and operate their respective businesses and properties under applicable Laws and all such licenses, permits and approvals are in full force and effect, except where the failure to hold or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BCH.
               (m) Labor Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of BCH, threatened against BCH or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by BCH or any of Subsidiaries and no union organizing campaign with respect to the employees of BCH or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against BCH or its Subsidiaries pending or, to the knowledge of BCH, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to BCH or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.
               (n) Properties. (i) Section 3.1(n) of the BCH Disclosure Schedule contains a true and complete list of all material real property and interests in real property used primarily in or necessary to the operation of the business as it is conducted by BCH on the date of this Agreement (together with all buildings, other improvements, fixtures and appurtenances, now or subsequently located thereon, the “BCH Real Property”), identifying the address thereof. Except as would not materially impair the ability to conduct its current business at such property by BCH, (A) BCH or one of its Subsidiaries has good and marketable fee simple title to the BCH Real Property that is owned by BCH or one of its Subsidiaries free and clear of all Liens, except Permitted Liens and (B) BCH or one of its Subsidiaries has a good and valid leasehold interest in all real property leased or subleased, whether as landlord or tenant, by BCH or one of its Subsidiaries and used in the business as conducted by BCH free and clear of all Liens, except for Permitted Liens.
               (ii) BCH or one of its Subsidiaries has good and marketable title to the material tangible personal property owned by BCH or such Subsidiary or valid and subsisting leases with respect to the material tangible personal property leased by BCH or such Subsidiary except as would not be reasonably expected to have a Material Adverse Effect on

BCH. All such owned tangible personal property is owned free and clear of all Liens, except (A) as set forth in Section 3.1(n) of the BCH Disclosure Schedule or (B) for Permitted Liens.
               (o) Material Contracts. Section 3.1(o) of the BCH Disclosure Schedule sets forth a complete and correct list of all of BCH’s and its Subsidiaries’ Material Contracts as of the date hereof (the “BCH Material Contracts”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BCH, (i) each of the BCH Material Contracts is valid and binding on BCH and each of its Subsidiaries party thereto, and to the knowledge of BCH, each other party thereto and is in full force and effect, (ii) BCH has not received any written notice specifying the intended cancellation or termination of any Material Contract, (iii) neither BCH nor any of its Subsidiaries is in breach or in default under any BCH Material Contract nor, to the knowledge of BCH, is any other party to any such contract in breach or default thereunder and (iv) no event has occurred that with notice or the passage of time or both would result in a breach or default by BCH or any Subsidiary of BCH or, to the knowledge of BCH, any other party, under any BCH Material Contract.
               (p) Intellectual Property. (i) Section 3.1(p) of the BCH Disclosure Schedule sets forth a complete and accurate list of all material registrations and applications for Intellectual Property owned by BCH and its Subsidiaries. “Intellectual Property” means all United States and foreign intellectual property, including, without limitation, all patents, inventions, discoveries, processes, designs, techniques, developments, technology and know-how; copyrights and copyrightable works (including, but not limited to, software and Internet site content); trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; and trade secrets, confidential, proprietary or non-public information.
               (ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BCH, (A) BCH and its Subsidiaries own or have a valid right to use all Intellectual Property used in the conduct of their businesses as currently conducted (collectively, the “BCH Intellectual Property”) free and clear of all Liens except Permitted Liens; (B) the conduct of the business of BCH and its Subsidiaries and use of the BCH Intellectual Property does not infringe, misappropriate or otherwise violate (“Infringe”) any Intellectual Property of any other Person; (C) no third party is Infringing the BCH Intellectual Property; (D) all BCH Intellectual Property owned by BCH or one of its Subsidiaries is valid and enforceable; and (E) BCH and its Subsidiaries take and have taken reasonable actions to maintain the BCH Intellectual Property and to protect their sole ownership of any proprietary BCH Intellectual Property.
               (q) Information Supplied . None of the information supplied or to be supplied by or on behalf of BCH specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of Giant and at the time of the Giant Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation or warranty is made by BCH with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Giant specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.
               (r) Affiliate Transactions. No officer, director or other Affiliate of BCH or any Subsidiary of BCH nor any member of any such person’s immediate family is presently a party to any transaction, or series of related transactions, agreement, arrangement or understanding, nor are there any such transactions, or series of related transactions, currently proposed, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
               (s) Insurance. Section 3.1(s) of the BCH Disclosure Schedule sets forth, as of the date hereof, a complete list of all material insurance policies owned or held by BCH or any Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, with respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither BCH or any Subsidiary is in breach or default under the policy; and (iii) no notice of cancellation or termination has been received other than in connection with ordinary renewals.
          SECTION 3.2. Representations and Warranties of Giant. Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections to which the relevance of such disclosure is readily apparent on its face) previously delivered by Giant to BCH (the “Giant Disclosure Schedule”), Giant hereby represents and warrants to BCH as follows:
               (a) Organization, Standing and Power. Giant and each of its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. Giant and each of its Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Giant. Giant has made available to BCH copies of the certificate of incorporation and by-laws (or other governing documents), and any amendments thereto, of Giant and Giant International, Inc., and each is a complete and correct copy and contains all amendments thereto as in effect on the date of this Agreement.
               (b) Capitalization. The authorized capital stock of Giant consists of (i) 500,000,000 shares of Giant Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (“Giant Preferred Stock”). As of July 6, 2007 (the “Capitalization Date”), (i) 200,978,569 shares of Giant Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) no shares of Giant Preferred Stock were outstanding, (iii) an aggregate of 29,319,087 shares of Giant Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant or issuance of equity-based awards or the exercise or settlement of such awards pursuant to Giant’s 2004 Stock and Incentive Compensation Plan, the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, the 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, the Riverwood Holding, Inc. 2002 Stock Incentive Plan, the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, the 1996 SIP, the Giant Equity Incentive Plan and the Giant Equity Compensation Plan for Non-Employee Directors (collectively, the “Giant Stock Plans”), and (iv) 500,000 shares of Giant Preferred Stock are reserved for issuance upon the exercise of the Giant Rights. From the Capitalization Date until the date of this Agreement, no options to purchase shares of Giant Common Stock or Giant Preferred Stock have been granted and no shares of Giant Common Stock or Giant Preferred Stock have been issued, except for shares issued pursuant to the exercise of Options or the settlement of restricted stock units or other equity-based awards in accordance with their terms. Except as set forth in the two immediately preceding sentences, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of Giant, (II) securities of Giant convertible into or exchangeable for shares of capital stock or voting securities of Giant or (III) options or other rights to acquire from Giant, and no obligation of Giant to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Giant (collectively, “Giant Securities”), (B) there are no outstanding obligations of Giant to repurchase, redeem or otherwise acquire any Giant Securities (except in connection with the payment of the exercise price and withholding Taxes on the exercise of stock options and the payout of restricted stock units) and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Giant or any of its Subsidiaries to which Giant or any of its Subsidiaries is a party. Except for the Voting Agreement, neither Giant nor any of its Subsidiaries is a party to any contract with respect to the voting of any such securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Giant may vote are outstanding.
               (c) Authorization; No Conflict. (i) Giant has the requisite corporate power and authority to enter into and deliver this Agreement and the Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Voting Agreement by Giant, the performance by Giant of its obligations hereunder and thereunder and the consummation by Giant of the transactions contemplated hereby and thereby have been duly and validly authorized by Giant’s Board of Directors, and no other corporate proceedings on the part of Giant, other than the Giant Stockholder Approval with respect to this Agreement and the Merger, are necessary pursuant to its certificate of incorporation or bylaws and the DGCL to authorize this Agreement or the Voting Agreement or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Voting Agreement has been duly executed and delivered by Giant and constitutes a legal, valid and binding agreement of Giant, enforceable against Giant in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

               (ii) Neither the execution and delivery of this Agreement or the Voting Agreement by Giant, nor the consummation by Giant of the transactions contemplated hereby or thereby nor compliance by Giant with any of the provisions herein or therein will (A) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of Giant, Merger Sub or Newco, (B) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by Giant or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Giant or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Giant or any of its Subsidiaries is a party or by which Giant or any of its Subsidiaries or any of their respective properties, rights or assets may be bound or (C) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, violate any Order or Law applicable to Giant or any of its Subsidiaries or any of their respective properties, rights or assets, other than any such event described in items (B) or (C) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Giant.
               (iii) Except for the consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority set forth in Section 3.2(c)(iii) of the Giant Disclosure Schedule (together with the matters described in clauses (A) through (C) below, the “Requisite Giant Regulatory Approvals”, together with the Requisite BCH Regulatory Approvals, the “Requisite Regulatory Approvals”), no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Giant or any of its Subsidiaries in connection with Giant’s execution, delivery and performance of this Agreement and the Voting Agreement or the consummation by Giant of the transactions contemplated hereby or thereby, except for (A) the Giant Stockholder Approval, (B) compliance with the HSR Act and other applicable foreign competition or antitrust laws, if any, (C) the applicable requirements of the Securities Act, Exchange Act and state securities and “blue sky” laws, and (D) such other consents, approvals, Orders or authorization of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Giant.
               (d) Subsidiaries. (i) Section 3.2(d) of the Giant Disclosure Schedule sets forth the name and jurisdiction of organization of each (A) Subsidiary of Giant; and (B) entity in which Giant or any of its Subsidiaries (other than their respective Subsidiaries) owns any interest (other than non-material interests) and interests in joint ventures or similar entities.
               (ii) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Subsidiary of Giant are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or ownership interests are owned by Giant or by one of its Subsidiaries (or a member of management or an agent or nominee of Giant or its Subsidiaries for the benefit of Giant or its Subsidiaries) free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, stock appreciation rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any of Giant’s Subsidiaries. There are no agreements requiring Giant or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any of Giant’s Subsidiaries.
               (e) Financial Statements; No Undisclosed Liabilities; SEC Reports. (i) The audited consolidated balance sheet for Giant as of December 31, 2006 and the audited consolidated statement of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2006 and December 31, 2005 and (B) the unaudited consolidated balance sheet for Giant as of March 31, 2007 and the unaudited consolidated statement of operations for the three-month period ended March 31, 2007 (collectively, the “Giant Financial Statements”) have been prepared from the books and records of Giant and its Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Giant and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).
               (ii) Neither Giant nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be set forth on a consolidated balance sheet of Giant prepared in accordance with GAAP, except liabilities that (i) are accrued or reserved against in the Giant Financial Statements, (ii) were incurred in the ordinary course of business since March 31, 2007, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Giant.
               (iii) Giant has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the SEC, since January 1, 2005 (collectively, with any amendments thereto, the “Giant SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, each as in effect on the date so filed. None of the Giant SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Giant SEC Reports.

               (f) Absence of Certain Changes and Events. Since March 31, 2007 (and in case of actions taken after the date hereof, except as permitted by Section 4.2), Giant and its Subsidiaries (i) have conducted their business in the ordinary course of business consistent with past practice and (B) have not taken any action, or failed to take any action, which action or failure, if taken after the date of this Agreement, would have been prohibited by Sections 4.2(a), (d), (e), (f), (k) and (l) and (ii) there has not been or occurred any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Giant.
               (g) Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, there are no Actions pending or, to the knowledge of Giant, threatened (including, without limitation, cease and desist letters and invitations to take a license), to which Giant or any of its Subsidiaries is a party. There are no Orders of any Governmental Authority outstanding or, to the knowledge of Giant, threatened against Giant or any of its Subsidiaries which individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Giant.
               (h) Broker’s or Finder’s Fees. Except for Goldman, Sachs & Co. (the “Giant Financial Advisor”), no agent, broker, Person, investment bank or firm is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission in connection with any of the transactions contemplated hereby based on arrangements made by or on behalf of Giant. Giant has received the opinion of the Giant Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Seller Consideration, taken in the aggregate, to be issued by Newco in exchange for 100% of the outstanding BCH Equity Interests pursuant to this Agreement is fair from a financial point of view to Giant.
               (i) Employee Plans. (i) Section 3.2(i) of the Giant Disclosure Schedule sets forth a true and complete list of each material Giant Benefit Plan. A “Giant Benefit Plan” is a Benefit Plan (A) maintained, entered into or contributed to by Giant or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of Giant or any of its Subsidiaries has any present or future right to benefits or (B) under which Giant or any of its Subsidiaries could reasonably be expected to have any present or future liability.
               (ii) With respect to each material Giant Benefit Plan that is a defined benefit plan, Giant has made available to BCH the most recent year’s Form 5500 that has been completed and attached schedules and audited financial statements.
               (iii) With respect to the Giant Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Giant, there exists no condition or set of circumstances in connection with which Giant or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a Material Adverse Effect on Giant under ERISA, the Code or any other applicable Law.
               (iv) The consummation of the transactions contemplated by this Agreement, will not: (A) entitle any person to any benefit under any Giant Benefit Plan; (B) accelerate the time of payment or vesting or increase the amount of any compensation or other benefit due to any person under any Giant Benefit Plan; or (C) result in any payment or series of payments by Giant or any of its Subsidiaries to any person of an “excess parachute payment” (as defined in Section 280G of the Code) or any other payment which is not deductible for federal income tax purposes under the Code.
               (v) Except as would not reasonably be expected to have a Material Adverse Effect on Giant, (A) no liability under Title IV or section 302 of ERISA has been incurred by Giant, or by any trade or business, whether or not incorporated, that together with Giant would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “Giant ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to Giant or any Giant ERISA Affiliate of incurring any such liability.
               (vi) Each Giant Benefit Plan, the administrator and fiduciaries of each Giant Benefit Plan, Giant and its Subsidiaries have complied in all material respects with the applicable provisions of ERISA and the Code and in all material respects with all applicable state or federal securities Laws and in all material respects with the applicable requirements of any other Law, rule or regulation governing each Giant Benefit Plan, and Giant has not received any notice questioning or challenging such compliance.
               (vii) Each Giant Benefit Plan that is intended to comply with Section 401(a) of the Code (A) has obtained a current favorable determination letter issued by the Internal Revenue Service, (B) is entitled to rely on a current, favorable opinion letter issued by the Internal Revenue Service, or (C) has a remedial amendment period that has not yet expired during which Giant may file for a favorable determination letter with respect to all provisions of such Giant Benefit Plan. No event has occurred with respect to any Giant Benefit Plan that will or could reasonably be expected to give rise to disqualification of any such plan, the loss of intended tax consequences under the Code, any tax under Section 511 of the Code or any other tax liability that is not reflected on the financial statements of Giant or its subsidiaries.
               (viii) Except as would not reasonably be expected to have a Material Adverse Effect on Giant, all payments due from Giant with respect to each Giant Benefit Plan have been timely made or have been properly accrued as liabilities of Giant and properly reflected in the financial statements of Giant in accordance with the terms of the Giant Benefit Plan or any collective bargaining agreement and applicable Law. All payments due from a Giant ERISA Affiliate with respect to a Giant Benefit Plan subject to Section 412 of the Code have been timely made.
               (ix) There are no proceedings pending (other than routine claims for benefits) or, to the knowledge of Giant, threatened with respect to a Giant Benefit Plan or the assets of a Giant Benefit Plan.
               (x) Except as would not reasonably be expected to have a Material Adverse Effect on Giant, any Giant Benefit Plan subject to Section 409A of the Code has been administered in good faith compliance with the provisions of Section 409A and any guidance thereunder for all periods prior to Closing.

               (j) Taxes . (i) All material Tax Returns required to be filed by, or on behalf of, Giant or any of its Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects. Giant and each of its Subsidiaries has timely paid (or has had paid on its behalf) in full all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, has made adequate provision for all material Taxes in the Giant Financial Statements in accordance with GAAP. There are no material Liens with respect to Taxes upon any of the assets or properties of either Giant or its Subsidiaries, other than Permitted Liens.
               (ii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Giant or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of Giant or any of its Subsidiaries either within Giant’s knowledge or claimed, pending or raised by a Governmental Authority in writing.
               (iii) Neither Giant nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Giant) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any Person arising from the application of Treasury regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.
               (iv) None of Giant or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.
               (v) None of Giant nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
               (vi) Neither Giant nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
               (vii) Giant will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.
               (viii) Neither Giant nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (B) the exchange of BCH Equity Interests and Giant Common Stock for Newco Common

Stock pursuant to the Exchange and the Merger from qualifying as a transaction described in Section 351 of the Code or (C) the Blocker Reorganizations from qualifying as reorganizations within the meaning of Section 368(a) of the Code.
          (k) Environmental Matters.
               (i) Giant has delivered, or caused to be delivered, or otherwise made available to BCH true and complete copies or a summary of, all completed environmental site assessments conducted by, at the expense of, or on behalf of Giant and its Subsidiaries since January 1, 2006.
               (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries hold, and are currently, and at all prior times have been, in compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable Environmental Laws and are currently in compliance with all applicable Environmental Laws.
               (iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries have not received any written notice of any Environmental Claim, and Giant has no knowledge of any pending or threatened Environmental Claim.
               (iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, no Hazardous Material has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or, to the knowledge of Giant, formerly owned, leased or operated by Giant or its Subsidiaries, in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability to Giant or its Subsidiaries under Environmental Laws.
               (v) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant has no knowledge of any present or pending requirement of environmental permits or application of Environmental Laws that would require any capital expenditure or commitment for additions to property, plant, equipment, intangible or capital assets (other than as contemplated in the capital expenditures budget included in Section 4.2(g) of the Giant Disclosure Schedule) or for any other purpose, other than for emergency or routine repairs or replacement at any of the properties or facilities currently owned, leased or operated by Giant or its Subsidiaries.
               (vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries have not entered into or received nor are they in default under any consent decree, compliance order, or administrative order issued by any agency, or any judgment, Order, writ, injunction or decree of any foreign, federal, state, or municipal court or other governmental authority relating to Environmental Laws.
               (vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, no lien has arisen on or against any of the properties or facilities currently owned by Giant or its Subsidiaries or to the knowledge of Giant, on or against any of the properties or facilities currently leased or operated by Giant or its Subsidiaries under or as a result of any Environmental Laws, and to the knowledge of Giant, no such lien is threatened.
               (viii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, all above-ground and underground storage tanks, oil/water separators, sumps, and septic systems owned or operated by Giant or its Subsidiaries, located on any of the properties or facilities currently owned, leased or operated by Giant or its Subsidiaries that are in a condition that could reasonably be expected to result in liability under Environmental Laws have been identified in Section 3.2(k) of the Giant Disclosure Schedule, together with a description of the materials stored in such tanks.
               (ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, no building or other improvement located on any of the properties or facilities currently owned, leased or operated by Giant or its Subsidiaries contains any asbestos or asbestos-containing materials in amount or condition that could reasonably be expected to result in liability under Environmental Law to Giant or its Subsidiaries.
               (x) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries are in compliance with all applicable Laws relating to employee health and safety; and they not received any notice that past or present conditions of the properties or facilities currently owned, leased or operated by Giant or its Subsidiaries violate in any respect any applicable Law or otherwise can be made the basis of any claim, citations, proceeding, or investigation, based on or related to violations of employee health and safety requirements.
               (l) Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries are in compliance with all applicable Laws, and no written notice, charge, claim, Action or assertion has been received by Giant or any of its Subsidiaries or, to Giant’s knowledge, filed, commenced or threatened in writing against Giant or any of its Subsidiaries alleging any such non-compliance. Giant and its Subsidiaries hold all licenses, permits and governmental approvals required to own and operate their respective businesses and properties under applicable Laws and all such licenses, permits and approvals are in full force and effect, except where the failure to hold or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Giant.
               (m) Labor Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Giant, threatened against Giant or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Giant or any of Subsidiaries and no union organizing campaign with respect to the employees of Giant or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against Giant or its Subsidiaries pending or, to the knowledge of Giant, threatened before the

National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to Giant or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.
               (n) Properties. (i) Section 3.2(n) of the Giant Disclosure Schedule contains a true and complete list of all material real property and interests in real property used primarily in or necessary to the operation of the business as it is conducted by Giant on the date of this Agreement (together with all buildings, other improvements, fixtures and appurtenances, now or subsequently located thereon, the “Giant Real Property”), identifying the address thereof. Except as would not materially impair the ability to conduct its current business at such property by Giant, (A) Giant or one of its Subsidiaries has good and marketable fee simple title to the Giant Real Property that is owned by Giant or one of its Subsidiaries free and clear of all Liens, except for Permitted Liens, and (B) Giant or one of its Subsidiaries has a good and valid leasehold interest in all real property leased or subleased, whether as landlord or tenant, by Giant or one of its Subsidiaries and used in the business as conducted by Giant free and clear of all Liens, except for Permitted Liens.
               (ii) Giant or one of its Subsidiaries has good and marketable title to the material tangible personal property owned by Giant or such Subsidiary or valid and subsisting leases with respect to the material tangible personal property leased by Giant or such Subsidiary except as would not be reasonably be expected to have a Material Adverse Effect on Giant. All such owned tangible personal property is owned free and clear of all Liens, except (A) as set forth in Section 3. 2(n) of the Giant Disclosure Schedule or (B) for Permitted Liens.
               (o) Material Contracts. Section 3.2(o) of the Giant Disclosure Schedule sets forth a complete and correct list of all of Giant’s and its Subsidiaries’ Material Contracts as of the date hereof (the “Giant Material Contracts”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Giant, (i) each of the Giant Material Contracts is valid and binding on Giant and each of its Subsidiaries party thereto, and to the knowledge of Giant, each other party thereto and is in full force and effect, (ii) Giant has not received any notice specifying the intended cancellation or termination of any Material Contract, (iii) neither Giant nor any of its Subsidiaries is in breach or in default under any Giant Material Contract nor, to the knowledge of Giant, is any other party to any such contract in breach or default thereunder and (iv) no event has occurred that with notice or the passage of time or both would result in a breach or default by Giant or any Subsidiary of Giant or, to the knowledge of Giant, any other party, under any Giant Material Contract.
               (p) Intellectual Property. (i) Section 3.2(p) of the Giant Disclosure Schedule sets forth a complete and accurate list of all material registrations and applications for Intellectual Property owned by Giant and its Subsidiaries.
               (ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Giant, (A) Giant and its Subsidiaries own or have a valid right to use all Intellectual Property used in the conduct of their businesses as currently conducted (collectively, the “Giant Intellectual Property”) free and clear of all Liens except Permitted Liens; (B) the conduct of the business of Giant and its Subsidiaries and use of the Giant Intellectual Property does not Infringe any Intellectual Property of any other Person; (C) no third party is Infringing the Giant Intellectual Property; (D) all Giant Intellectual Property owned by Giant or one of its Subsidiaries is valid and enforceable; and (E) Giant and its Subsidiaries take and have taken reasonable actions to maintain the Giant Intellectual Property and to protect their sole ownership of any proprietary Giant Intellectual Property.
               (q) Requisite Vote. The affirmative vote of the holders of a majority of the issued and outstanding shares of Giant Common Stock is the only vote of the holders of any class or series of Giant’s capital stock necessary to approve this Agreement or to consummate the transactions contemplated hereby (the “Giant Stockholder Approval”).
               (r) Board Approval. The Board of Directors of Giant, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are in the best interests of Giant and its stockholders, (ii) adopted a resolution approving this Agreement and declaring its advisability pursuant to Section 251(b) of the DGCL, (iii) recommended that the stockholders of Giant adopt this Agreement and directed that such matter be submitted for consideration by Giant stockholders at the Giant Stockholders Meeting (as defined in Section 5.3), and (iv) approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL such that no stockholder approval (other than the Giant Stockholder Approval) shall be required to consummate the Merger or the other transactions contemplated by this Agreement and the Voting Agreement.
               (s) Information Supplied. None of the information supplied or to be supplied by or on behalf of Giant specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of Giant and at the time of the Giant Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation or warranty is made by Giant with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of BCH specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.
               (t) Affiliate Transactions. Except as disclosed in the most recent annual proxy statement and Form 10-K included in the Giant SEC Reports filed prior to the date of this Agreement, no officer, director or other Affiliate of Giant or any Subsidiary of Giant or any member of any such Person’s immediate family is presently a party to any transaction, or series of related transactions, agreement, arrangement or understanding, nor are there any such transactions, or series of related transactions, currently proposed, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

               (u) Rights Agreement. Giant has taken all actions necessary to cause the Rights Agreement dated as of August 7, 2003, between Giant and Wells Fargo Bank Minnesota, National Association (the “Giant Rights Agreement”) to (i) be inapplicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement, (ii) ensure that (A) none of Newco, Merger Sub, Sellers, BCH or any Subsidiary of BCH is or becomes an Acquiring Person (as defined in the Giant Rights Agreement) pursuant to the Giant Rights Agreement, (B) neither a Distribution Date, a Stock Acquisition Time, a Section 11(a)(ii) Event or a Section 13 Event (as such terms are defined in the Giant Rights Agreement) occurs and (C) the rights (the “Giant Rights”) to purchase Series A Junior Participating Preferred Stock of Giant issued under the Giant Rights Agreement do not separate from the Giant Common Stock or become exercisable, in the case of clauses (A), (B) and (C), solely by reason of the execution of this Agreement, the Voting Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Date (as defined in the Giant Rights Agreement) shall occur immediately prior to the Effective Time.
               (v) State Takeover Laws; Company Certificate Provisions. Assuming that none of BCH, Sellers or any of their “affiliates” or “associates” (as defined in Section 203 of the DGCL) has been an “interested stockholder” (as defined in Section 203 of the DGCL) at any time within three years prior to the date hereof, none of Section 203 of the DGCL, any other state anti-takeover statute or regulation, or any takeover-related provision in the governing documents of Giant, would (i) prohibit or restrict the ability of Giant to perform its obligations under this Agreement or the Voting Agreement or its ability to consummate the Merger or the other transactions contemplated hereby or thereby, (ii) have the effect of invalidating or voiding this Agreement, the Voting Agreement or any provision hereof or thereof, or (iii) subject BCH, Sellers, Newco or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Voting Agreement.
               (w) Newco and Merger Sub. Giant owns all of the issued and outstanding shares of capital stock of Newco. Newco owns all of the issued and outstanding shares of capital stock of Merger Sub. Neither Newco nor Merger Sub has conducted any business or activity other than in connection with the Merger, Exchange and the other transactions contemplated by this Agreement. Each of Newco and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The authorized capital stock of Newco consists of 1,000 shares of common stock, par value $0.01 per share (the “Newco Common Stock”), of which 100 shares are owned by Giant. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are owned by Newco. Each of Newco and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement. The consummation by Newco and Merger Sub of the Merger, Exchange and the other transactions contemplated by this Agreement, as applicable, have been duly authorized by all requisite corporate action on the part of Newco and Merger Sub, other than, with respect to this Agreement, the approval and adoption of this Agreement by Newco as sole stockholder of Merger Sub as contemplated by Section 1.5. The Board of Directors of Newco has approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL. This Agreement constitutes the valid and legally binding obligation of each of Newco and Merger Sub, enforceable against each entity in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
               (x) Insurance. Section 3.2(x) of the Giant Disclosure Schedule sets forth, as of the date hereof, a complete list of all material insurance policies owned or held by Giant or any Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, with respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Giant or any Subsidiary is in breach or default under the policy; and (iii) no notice of cancellation or termination has been received other than in connection with ordinary renewals.
               (y) Financing. Giant has entered into a commitment letter with Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., and Bank of America, N.A. and Banc of America Securities LLC (the “Commitment Letter”) pursuant to which the lenders party thereto have committed to provide Giant senior secured debt financing for purposes of refinancing the outstanding Indebtedness of BCH and a substantial portion of the outstanding Indebtedness of Giant in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses (the “Financing”). Giant has delivered true, correct and complete copies of the Commitment Letter, dated as of the date hereof to BCH. There are no conditions precedent or other contingencies to obtaining the financing contemplated by the Commitment Letter other than as expressly set forth therein. The Commitment Letter, in the form so delivered, is in full force and effect and, as of the date of this Agreement, has not been amended or terminated in any manner. Giant has taken all other actions required to cause the Commitment Letter to be effective, and the Commitment Letter is a valid and binding commitment of Giant and, to the knowledge of Giant, the financing sources party thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Giant under any term or condition of the Commitment Letter. Giant is not aware of any fact, occurrence or condition that makes any of the assumptions, statements, representations or warranties therein inaccurate in any material respect or that would reasonably be expected to cause the commitment provided in the Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met.
          SECTION 3.3. Representation and Warranties of Each Seller. Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections to which the relevance of such disclosure is readily apparent on its face) previously delivered by Sellers to Giant (the “Sellers Disclosure Schedule”), each Seller hereby severally (and not jointly) represents and warrants to Giant as follows:
               (a) Organization, Standing and Power. Such Seller is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where any such failure, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement. Such Seller does not, and its Affiliates (which solely for purposes of this sentence shall include only Affiliates of such Seller which are engaged in the business of private equity investing or otherwise act in concert with such Seller with respect to Giant or its securities, and shall not, without limitation, include (i) any portfolio company (or its Subsidiaries) owned or controlled by such Seller or by any private equity investment vehicle that is an Affiliate of such Seller or (ii) any other Affiliate not engaged in the business of private equity investing, including any hedge fund, public equity investment vehicle, debt fund, real estate fund or similar entity, that could otherwise be considered an Affiliate of such Seller but with which such Seller does not act in concert with respect to Giant or its securities) do not, own, beneficially or of record, any shares of Giant Common Stock (excluding any such shares as may be indirectly beneficially owned through interests in investment entities or other accounts over which such Seller does not exercise control).
               (b) Ownership of BCH Equity Interests. As of the date hereof, such Seller is the owner of all right, title and interest in and to the BCH Equity Interests set forth opposite such Seller’s name on Exhibit 1.3, free and clear of all Liens other than Permitted Liens. On the Closing Date, each Seller will transfer its BCH Equity Interests to Newco free and clear of all Liens other than restrictions on transfer imposed by federal and state securities Laws and the limited liability company agreement of BCH.
               (c) Authorization; No Conflict. (i) Such Seller has the requisite legal power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized and no legal proceedings on the part of such Seller are necessary pursuant to its governing documents to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
               (ii) Subject to receipt of the Requisite Regulatory Approvals, neither the execution and delivery of this Agreement by such Seller nor the consummation by such Seller of the transactions contemplated hereby nor compliance by such Seller with any of the provisions herein will (A) result in a violation or breach of or conflict with the governing documents of such Seller, (B) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by such Seller under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to such Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Seller is a party or by which such Seller or any of its properties or assets may be bound or (C) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, violate any judgment, ruling, Order, writ, injunction, decree or Law applicable to such Seller or any of its properties or assets, other than any such event described in items (B) or (C) which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.
               (iii) Except for the Requisite Regulatory Approvals, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by such Seller in connection with such Seller’s execution, delivery and performance of this Agreement or the consummation by such Seller of the transactions contemplated hereby or thereby, except for (A) compliance with the HSR Act and other applicable foreign competition or antitrust laws, if any and (B) such other consents, approvals, Orders or authorization of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Seller.
               (d) Accredited Investors. Such Seller is an “accredited investor” as that term is defined in Regulation D under the Securities Act. Such Seller is receiving the Newco Common Stock to be issued hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.
               (e) Information Supplied. None of the information supplied or to be supplied by or on behalf of such Seller specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of Giant and at the time of the Giant Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation or warranty is made by such Seller with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Giant specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.
               (f) Broker’s or Finder’s Fees. Except for the BCH Financial Advisor, no agent, broker, Person, investment bank or firm is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission in connection with any of the transactions contemplated hereby based on arrangements made by or on behalf of such Seller.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
     SECTION 4.1. Conduct of Business by BCH Pending the Merger. BCH covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, or as required by Law, or unless Giant shall otherwise consent in writing, the business of BCH and its Subsidiaries shall be conducted in the ordinary course of business and BCH shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 4.1 of the BCH Disclosure Schedule or as required by Law, neither BCH nor any of its Subsidiaries shall without the prior written consent of Giant (which consent shall not be unreasonably conditioned, withheld or delayed):
               (a) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its equity interests (other than tax distributions in the ordinary course of business and a “stub” tax distribution in respect of taxable income, if any, prior to the Effective Time), (y) split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (z) purchase, redeem or otherwise acquire any equity interest or any other securities thereof or any rights, warrants or options to acquire any such equity interests, except for purchases, redemptions or other acquisitions of equity interests (1) permitted by the terms of any BCH Benefit Plan or any agreement entered into in connection with any BCH Benefit Plan or (2) permitted by the terms of any plans, arrangements or contracts existing on the date hereof between BCH or any of its Subsidiaries and any director or employee of BCH or any of its Subsidiaries, in each case as disclosed on Section 4.1(a) of the BCH Disclosure Schedule and not exceeding $500,000 in the aggregate;
               (b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any equity interest, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such equity interest, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;
               (c) amend or propose to amend BCH’s constituent or governing documents or other comparable charter or organizational documents of any of BCH’s Subsidiaries;
               (d) directly or indirectly acquire (x) by merging or consolidating with, by acquisition or by any other manner, any Person or division, business or controlling equity interest of any Person that would be material to BCH or (y) any material assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of Section 4.1(g), (2) purchases of inventory, raw materials or supplies, and other assets in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $1,000,000 in the aggregate;

               (e) sell, pledge, dispose of, transfer, abandon, lease (as lessor), license, or otherwise encumber or subject to any Lien any material properties, rights or assets of BCH or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances that have been disclosed to Giant on Section 4.1(e) of the BCH Disclosure Schedule, or non-material leases or licenses in the ordinary course of business consistent with past practice and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of BCH or any of its Subsidiaries having a value not to exceed in the aggregate $10,000,000 in any six-month period, or (B) inventory or finished goods in the ordinary course of business consistent with past practice;
               (f) (x) redeem, repurchase, prepay, defease, cancel, or otherwise incur or acquire, or modify in any material respect the terms of, any Indebtedness or incur, assume, guarantee or endorse, or otherwise become responsible for, any such Indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of BCH or any of its Subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (i) borrowings, reborrowings and repayments under its existing revolving credit facilities and regularly scheduled amortization or required prepayments under its existing credit facilities and (ii) any interest rate or natural gas hedging made in the ordinary course of business consistent with past practice, or (y) make any loans or advances to any Person, other than to BCH or any direct or indirect wholly owned Subsidiary of BCH, which would result in the aggregate principal amount of all loans and advances of BCH and its Subsidiaries, other than to BCH or any direct or indirect wholly owned Subsidiary of BCH, exceeding $250,000 at any time outstanding;
               (g) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.1(g) of the BCH Disclosure Schedule, other than emergency expenditures in an amount not to exceed $20 million in the aggregate;
               (h) except as required by any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) material to BCH and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms or (y) waive or assign any claims or rights material to BCH and its Subsidiaries taken as a whole;
               (i) enter into, materially modify, terminate or cancel any contract that is or would be a Material Contract if in effect on the date hereof, or waive, release or assign any material rights or claims thereunder (provided that the foregoing shall not restrict BCH or any of its Subsidiaries from entering into or modifying any customer contract in the ordinary course of business);
               (j) except (w) as required by applicable Law, (x) as required to comply with any BCH Benefit Plan or other contract entered into prior to the date hereof, (y) as may be required to avoid adverse treatment under Section 409A of the Code or (z) as permitted pursuant to Section 4.1(a), (A) adopt, enter into, terminate or amend (I) any BCH Benefit Plan or (II) any contract, plan or policy involving BCH or any of its Subsidiaries and BCH Personnel, except in the ordinary course of business consistent with past practice with respect to employees of BCH or its Subsidiaries who are not Key Personnel (including in connection with new hires, promotions and changes in job status), (B) grant any severance or termination pay or increase the compensation of any BCH Personnel, other than annual merit increases in the ordinary course of business consistent with past practice not to exceed 4.0% per year in the aggregate for all employees, (C) remove any existing restrictions in any BCH Benefit Plans or awards made thereunder, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any BCH Benefit Plan, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any BCH Benefit Plan or awards made thereunder or (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any BCH Pension Plan or change the manner in which contributions to any BCH Pension Plan are made or the basis on which such contributions are determined;
               (k) except as required by GAAP and as advised by BCH’s regular independent public accountant, revalue any material assets or liabilities of BCH or any of its Subsidiaries or make any material change in accounting methods, principles or practices;
               (l) (i) change any material method of Tax accounting, make or change any material Tax election, (ii) file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, in each case other than in the ordinary course of business and consistent with past practices or (iii) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
               (m) take any action that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (B) the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Exchange and the Merger from qualifying as a transaction described in Section 351 of the Code or (C) the Blocker Reorganizations from qualifying as reorganizations within the meaning of Section 368(a) of the Code; or
               (n) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
          SECTION 4.2. Conduct of Business by Giant Pending the Merger. Giant covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as disclosed in the Giant SEC Reports filed prior to the date of this Agreement or as required by Law, or unless Giant shall otherwise consent in writing, the business of Giant and its Subsidiaries shall be conducted in the ordinary course of business and Giant shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as disclosed in the Giant SEC Reports filed prior to the date of this Agreement, as set forth in Section 4.2 of the Giant Disclosure Schedule or as required by Law, neither Giant nor any of its Subsidiaries shall without the prior written consent of BCH (which consent shall not be unreasonably conditioned, withheld or delayed):

               (a) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (other than tax distributions in the ordinary course of business), (y) split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) permitted by the terms of any Giant Benefit Plan or any agreement entered into in connection with any Giant Benefit Plan or (2) permitted by the terms of any plans, arrangements or contracts existing on the date hereof between Giant or any of its Subsidiaries and any director or employee of Giant or any of its Subsidiaries, in each case as disclosed on Section 4.2(a) of the Giant Disclosure Schedule;
               (b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except for issuances, deliveries, sales or grants of up to 100,000 shares of Giant Common Stock or equivalents (1) to newly hired employees in the ordinary course of business consistent with past practices or (2) in connection with any deferral of director compensation;
               (c) amend or propose to amend Giant’s constituent or governing documents or other comparable charter or organizational documents of any of Giant’s Subsidiaries;
               (d) directly or indirectly acquire (x) by merging or consolidating with, by acquisition or by any other manner, any Person or division, business or controlling equity interest of any Person that would be material to Giant or (y) any material assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of Section 4.2(g), (2) purchases of inventory, raw materials or supplies, and other assets in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $1,000,000 in the aggregate;
               (e) sell, pledge, dispose of, transfer, abandon, lease (as lessor), license, or otherwise encumber or subject to any Lien any material properties, rights or assets of Giant or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances that have been disclosed to BCH on Section 4.2(e) of the Giant Disclosure Schedule, or non-material leases or licenses in the ordinary course of business consistent with past practice and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of Giant or any of its Subsidiaries having a value not to exceed in the aggregate $10,000,000 in any six-month period, or (B) inventory or finished goods in the ordinary course of business consistent with past practice;
               (f) (x) redeem, repurchase, prepay, defease, cancel, or otherwise incur or acquire, or modify in any material respect the terms of, any Indebtedness or incur, assume, guarantee or endorse, or otherwise become responsible for, any such Indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Giant or any of its Subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (i) borrowings, reborrowings and repayments under its existing revolving credit facilities and regularly scheduled amortization or required prepayments under its existing credit facilities and (ii) any interest rate or natural gas hedging made in the ordinary course of business consistent with past practice, or (y) make any loans or advances to any Person, other than to Giant or any direct or indirect wholly owned Subsidiary of Giant, which would result in the aggregate principal amount of all loans and advances of Giant and its Subsidiaries, other than to Giant or any direct or indirect wholly owned Subsidiary of Giant, exceeding $250,000 at any time outstanding;
               (g) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.2(g) of the Giant Disclosure Schedule, other than emergency expenditures in an amount not to exceed $20 million in the aggregate;
               (h) except as required by any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) material to Giant and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms or (y) waive or assign any claims or rights material to Giant and its Subsidiaries taken as a whole;
               (i) enter into, materially modify, terminate or cancel any contract that is or would be a Material Contract if in effect on the date hereof, or waive, release or assign any material rights or claims thereunder (provided that the foregoing shall not restrict Giant or any of its Subsidiaries from entering into or modifying any customer contract in the ordinary course of business);
               (j) except (w) as required by applicable Law, (x) as required to comply with any Giant Benefit Plan or other contract entered into prior to the date hereof, (y) as may be required to avoid adverse treatment under Section 409A of the Code or (z) as permitted pursuant to Section 4.2(a), (A) adopt, enter into, terminate or amend (I) any Giant Benefit Plan or (II) any contract, plan or policy involving Giant or any of its Subsidiaries and Giant Personnel, except in the ordinary course of business consistent with past practice with respect to employees of Giant or its Subsidiaries who are not Key Personnel (including in connection with new hires, promotions and changes in job status), (B) grant any severance or termination pay or increase the compensation of any Giant Personnel, other than annual merit increases in the ordinary course of business consistent with past practice not to exceed 4.0% per year in the aggregate for all employees, (C) remove any existing restrictions in any Giant Benefit Plans or awards made thereunder, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Giant Benefit Plan, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Giant Benefit Plan or awards made thereunder or (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Giant Pension Plan or change the manner in which contributions to any Giant Pension Plan are made or the basis on which such contributions are determined;

               (k) except as required by GAAP and as advised by Giant’s regular independent public accountant, revalue any material assets or liabilities of Giant or any of its Subsidiaries or make any material change in accounting methods, principles or practices;
               (l) (i) change any material method of Tax accounting, make or change any material Tax election, (ii) file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, in each case other than in the ordinary course of business and consistent with past practices or (iii) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
               (m) take any action that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (B) the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Exchange and the Merger from qualifying as a transaction described in Section 351 of the Code or (C) the Blocker Reorganizations from qualifying as reorganizations within the meaning of Section 368(a) of the Code; or
               (n) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
          SECTION 4.3. Transition. In order to facilitate the integration of the operations of BCH and Giant and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of BCH and Giant shall, and shall cause its Subsidiaries to, consult with the other on strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition.
          SECTION 4.4. Advice of Changes. Each party hereto shall confer on a regular and frequent basis with the other parties, report on operational matters and promptly advise the other parties orally and in writing of any change or event having, or that would reasonably be expected to have, a Material Adverse Effect on such party or that would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.
          SECTION 4.5. Control of Other Party’s Business. Nothing contained in this Agreement (including Section 4.3) shall give Giant, directly or indirectly, the right to control or direct the operations of BCH or shall give BCH or Sellers, directly or indirectly, the right to control or direct the operations of Giant prior to the Effective Time. Prior to the Effective Time, each of BCH and Giant shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

ARTICLE V
ADDITIONAL AGREEMENTS
          SECTION 5.1. Access to Information; Confidentiality. (a) Upon reasonable notice, BCH and Giant shall each (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, each of BCH and Giant shall (and shall cause each of their respective Subsidiaries to) make available to the other all information concerning its business, properties and personnel as such other party may reasonably request. Any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of BCH or Giant, as the case may be. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, Order, judgment, decree or binding agreement entered into prior to the date hereof. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
               (b) The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letters dated January 10, 2007 between TPG Capital, L.P., Altivity and Giant (collectively, the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.
               (c) No such investigation by either Giant or BCH shall affect the representations and warranties of the other.
          SECTION 5.2. Reasonable Best Efforts; Regulatory Approvals. (a) Subject to the terms and conditions of this Agreement, each of BCH and Giant will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Merger, the Exchange and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, Orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Merger, the Exchange or any of the other transactions contemplated by this Agreement. Each of BCH and Giant shall use its reasonable best efforts to refrain from taking any action that would reasonably be expected to adversely affect or delay the ability of the parties to obtain all Requisite Regulatory Approvals. In furtherance and not in limitation of the foregoing, each of BCH and Giant agrees (i) to make, as promptly as practicable (and in any event will use commercially reasonable efforts to file within ten Business Days following the date hereof), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, and (ii) in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable antitrust laws or by such authorities. Without limiting the generality of

Section 5.2(a), except as may be mutually agreed by Giant and Sellers Representative, each of BCH and Giant agrees to use best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all such consents, waivers, Orders, approvals, permits, rulings, authorizations and clearances under other applicable antitrust laws or from such authorities as soon as practicable including if necessary, agreeing to take or cause its Subsidiaries to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner). Notwithstanding the foregoing, nothing in this Section 5.2(a) shall require, or be deemed to require, (A) any party hereto (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Newco after giving effect to the transactions contemplated by this Agreement (including the Merger and Exchange), or (B) any party hereto (or any of their respective Subsidiaries) to take any such action that is not conditional on the consummation of the Merger, the Exchange and the other transactions contemplated by this Agreement. No party hereto shall take or agree to take any action identified in clause (A) or (B) of the preceding sentence without the prior written consent of the other parties (which shall not be unreasonably conditioned, withheld or delayed).
               (b) Each of BCH and Giant shall, in connection with the efforts referenced in this Section 5.2, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of the status of any of the matters contemplated hereby, including providing the other with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Authority and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or conference with any such Governmental Authority or, in connection with any proceeding by a private party, with any such other Person, and to the extent permitted by any such Governmental Authority or other Person, give the other the opportunity to attend and participate in such meetings and conferences.
               (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.2, if (i) (A) any objections are asserted with respect to the transactions contemplated hereby under any Law, Order or decree (including any applicable antitrust Laws), (B) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority or private party challenging the Merger, the Exchange or the other transactions contemplated hereby as violative of any Law, Order or decree (including any applicable antitrust Laws) or that would otherwise prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (C) any Law, Order or decree is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger, the Exchange or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, then (ii) each of BCH and Giant shall use its best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including, subject to Section 5.2(a), selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or asset in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, which would resolve such objections, actions or proceedings.
               (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.2, but subject to first complying with the obligations of Section 5.2(c), if any of the events specified in Section 5.2(c)(i)(B) or (C) occurs, then each of BCH and Giant shall cooperate in all respects with each other and use their reasonable best efforts, subject to Section 5.2(a), to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or Order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Merger or the other transactions contemplated by this Agreement and to have such Law, Order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of BCH and Giant shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.
               (e) Giant shall use its reasonable best efforts to arrange and obtain the Financing, in consultation with BCH, on the terms and conditions described in the Commitment Letter (provided that with the prior written consent of BCH (which consent shall not be unreasonably conditioned, withheld or delayed) Giant may replace or amend the Commitment Letter), including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate, in consultation with BCH, definitive agreements with respect thereto on terms and conditions (including the flex provisions) contemplated by the Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to Giant in the Commitment Letter that are within its control and comply with its obligations thereunder, and (iv) enforce its rights under the Commitment Letter. In the event that all conditions to the Commitment Letter have been satisfied or, upon funding will be satisfied, in each case in Giant’s good faith judgment, Giant shall use its reasonable best efforts to cause the lenders providing such Financing to fund on the Closing Date the Financing required to consummate the Merger and the other transactions contemplated by this Agreement (including by taking enforcement action to cause such lenders and the other Persons providing such Financing to fund such Financing). If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Commitment Letter, Giant shall use its reasonable best efforts to arrange and obtain in consultation with BCH and with BCH’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms no less favorable to Newco (after giving effect to the transactions contemplated by this Agreement and as determined in the reasonable judgment of Giant in consultation with BCH and with BCH’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed)) than those in the Commitment Letter (including the flex provisions) as promptly as practicable following the occurrence of such event. Giant shall give BCH prompt notice (but in any event not later than 24 hours after the occurrence) of any material breach by any party to the Commitment Letter or of any condition not likely to be satisfied, in each case, of which Giant becomes aware or any termination of the Commitment Letter. Giant shall consult with BCH on all material aspects of the Financing and keep BCH informed on a current basis of the status of its efforts to arrange the Financing.
               (f) Prior to the Closing, BCH shall provide to Giant, and shall cause its Subsidiaries to, and shall cause its Representatives to, provide to Giant cooperation reasonably requested by Giant in connection with the arrangement of the Financing, including (i) participating in lender meetings and presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Financing, (iii) facilitating the pledging of collateral as may be reasonably requested by Giant and (iv) taking all actions reasonably necessary to (A) permit the lenders under the Commitment Letter to conduct a commercial finance examination and inventory appraisal for the purpose of establishing collateral arrangements; provided, however, that such access and information shall only be provided to the extent that in the reasonable judgment of BCH such access or the provision of such information would not violate applicable Law; provided, further, that neither BCH nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any purchase agreement). None of BCH or any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment other than reasonable out-of-pocket costs or incur any other liability prior to the Effective Time. Giant shall, promptly upon request by BCH, reimburse BCH for all reasonable out-of-pocket costs incurred by BCH or its Subsidiaries in connection with such cooperation (excluding the fees of Simpson Thacher & Bartlett LLP). If the Closing does not occur, Giant shall indemnify and hold harmless BCH, its Subsidiaries, and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (excluding the fees of Simpson Thacher & Bartlett LLP in connection with such cooperation, other than such fees incurred in connection with the enforcement of this provision) and any information utilized in connection therewith.
          SECTION 5.3. Preparation of the Form S-4 and the Proxy Statement. As promptly as practicable after the execution of this Agreement, (i) Giant shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Giant relating to the meeting of Giant’s stockholders (the “Giant Stockholders Meeting”) to be held to consider adoption of this Agreement and (ii) Giant shall cause Newco to prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), which will include the Proxy Statement, in connection with the registration under the Securities Act of the shares of Newco Common Stock to be issued in the Merger. Giant shall include in the Proxy Statement the recommendation of the Board of Directors of Giant to Giant’s Stockholders in favor of approval of this Agreement and the Merger (the “Giant Recommendation”), except that Giant shall not be obligated to so include the Giant Recommendation if Giant has duly effected a Giant Adverse Recommendation Change in accordance with Section 5.7(b). Giant shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Giant shall cause Newco to take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of shares of Newco Common Stock in the Merger and Exchange. Each of BCH and Giant shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, Giant shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as of the record date for the Giant Stockholders Meeting. No filing of, or amendment or supplement to, the Form S-4 will be made by Newco, and no filing of, or amendment or supplement to, the Proxy Statement will be made by Newco (in each case including documents incorporated by reference therein), in each case without providing BCH a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Newco, BCH or Giant, or any of their respective Affiliates, directors or officers, should be discovered by Newco, BCH or Giant which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Giant. Giant and Newco shall promptly notify BCH of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Newco Common Stock issuable in connection with the Merger or Exchange for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or for additional information.
          SECTION 5.4. Giant Stockholders Meeting. Giant shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Giant Stockholders Meeting, including mailing the Proxy Statement as soon as reasonably practicable after effectiveness of the Form S-4. At such Giant Stockholders Meeting, Giant shall make the Giant Recommendation to its stockholders, and Giant shall use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger; provided, however, that Giant shall not be obligated to recommend to its stockholders the approval of this Agreement and the Merger at Giant Stockholders Meeting or solicit proxies in favor of such approval to the extent that the Board of Directors of Giant has duly effected a Giant Adverse Recommendation Change in accordance with Section 5.7(b).
          SECTION 5.5. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Newco shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or manager of BCH or any of its Subsidiaries (the “Continuing BCH Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of BCH or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by BCH pursuant to BCH’s Certificate of Formation, limited liability company agreement, other governing documents and indemnification agreements, if any, in existence on the date hereof with any directors and officers of BCH and its Subsidiaries.
               (b) From and after the Effective Time, Newco shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Giant or any of its Subsidiaries (the “Continuing Giant Indemnified Parties” and, together with the Continuing BCH Indemnified Parties, the “Continuing Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of Giant or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by Giant pursuant to Giant’s Restated Certificate of Incorporation and Amended and Restated By-laws, other governing documents and indemnification agreements, if any, in existence on the date hereof with any directors and officers of Giant and its Subsidiaries.
               (c) For a period of six years after the Effective Time, Newco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by BCH (provided that Newco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Newco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by BCH for such insurance (“BCH’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of BCH’s Current Premium, then Newco shall cause to be maintained policies of insurance that, in Newco’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of BCH’s Current Premium.
               (d) For a period of six years after the Effective Time, Newco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Giant (provided that Newco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Newco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Giant for such insurance (“Giant’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of Giant’s Current Premium, then Newco shall cause to be maintained policies of insurance that, in Newco’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Giant’s Current Premium.
               (e) Newco shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that a Continuing Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 5.5.
               (f) If Newco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Newco, as the case may be, shall assume the obligations set forth in this Section 5.5.
               (g) The provisions of this Section 5.5, (i) are intended to be for the benefit of, and shall be enforceable by, each Continuing Indemnified Party, his or her heirs and Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
          SECTION 5.6. Public Announcements. The parties hereto shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, in accordance with the provisions of Section 5.1, no party shall issue any press release or otherwise make any public statement or disclosure concerning any other party or any other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably conditioned, withheld or delayed.
          SECTION 5.7. No Solicitation.
               (a) Each of BCH, Giant and each Seller agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and each of BCH and Giant shall use its reasonable best efforts to cause its and its Subsidiaries’ managers, directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage or knowingly facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person. Each of BCH and Giant shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing or any other provision in this Agreement, at any time prior to obtaining the Giant Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of Giant determines in good faith (after consultation with its outside legal advisors and its financial advisors) would reasonably be expected to result in a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 5.7(a), Giant may, subject to compliance with this Section 5.7, (x) furnish information with respect to Giant and its Subsidiaries to the Person making such Takeover Proposal pursuant to a customary confidentiality agreement (including standstill provisions) not less restrictive to such Person than the provisions of the Confidentiality Agreement, provided that all such information has previously been provided to BCH or is provided to BCH prior to or substantially concurrent with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of Giant concludes in good faith (based on consultation with its outside counsel) that the failure to take such action would be reasonably expected to violate its fiduciary duties under applicable Law.
               The term “Takeover Proposal” means any inquiry, proposal or offer (whether made prior, on or after the date of this Agreement) from any Person relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of BCH or Giant, as the case may be) or businesses that constitute 15% or more of the revenues, net income or assets of BCH or Giant, as the case may be and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of BCH or Giant, as the case may be, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of BCH or Giant, as the case may be, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving BCH or Giant, as the case may be, or any of its Subsidiaries pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of equity securities of BCH or Giant or of any resulting parent of BCH or Giant, in each case other than the transactions contemplated by this Agreement.
               The term “Superior Proposal” means any bona fide written offer made by a third party that if consummated would result in such Person (or its stockholders) owning, directly or indirectly, more than 50% of the shares of Giant Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Giant, which the Board of Directors of Giant determines in good faith (after consultation with its outside legal advisors and financial advisors) taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the Person making the proposal (i) to be (A) more favorable to the stockholders of Giant from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the terms of this Agreement proposed by BCH in response to such offer or otherwise) and (B) reasonably capable of being completed in a timely manner on the terms set forth in the proposal and (ii) for which financing, to the extent required, is reasonably assured of being obtained.
               (b) Neither the Board of Directors of Giant nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to the Giant Recommendation or (B) take any other action or make any public statement in connection with the Giant Recommendation or the Giant Stockholders’ Meeting, or in reference to a Takeover Proposal, that is inconsistent with the Giant Recommendation (any action described in this clause (i) being referred to as a “Giant Adverse Recommendation Change”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Giant or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract (other than a confidentiality agreement permitted pursuant to Section 5.7(a)) or any tender or exchange offer providing for, with respect to, or in connection with, any Takeover Proposal. Notwithstanding the foregoing or any other provision of this Agreement, at any time prior to obtaining the Giant Stockholder Approval and subject to the remaining provisions of this Section 5.7, the Board of Directors of Giant may make a Giant Adverse Recommendation Change if the Board of Directors of Giant has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that the failure of the Board of Directors to effect a Giant Adverse Recommendation Change would be reasonably expected to violate its fiduciary duties under applicable Law; provided, however, that Giant shall not be entitled to exercise its right to make a Giant Adverse Recommendation Change pursuant to this sentence unless Giant has: (w) complied in all material respects with this Section 5.7, (x) provided to BCH five Business Days’ prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising BCH that the Board of Directors of Giant intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors and the identity of the Person making the proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional two Business Day period), (y) if applicable, provided to BCH all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided), (z) during such five Business Day period (or two Business Day period in the case of an amendment), if requested by BCH, engaged in good faith negotiations with BCH to amend this Agreement or make other agreements in such a manner that failure to take the proposed action by the Board of Directors would not be reasonably expected to violate its fiduciary duties under applicable Law (taking into account any changes to the terms of this Agreement proposed by BCH following a Notice of Proposed Recommendation Change, as a result of the negotiations required by clause

(z) or otherwise). Any Giant Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Board of Directors of Giant, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.
               (c) Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of Giant to call, give notice of, convene and hold the Giant Stockholders’ Meeting and to hold a vote of Giant’s stockholders on the adoption of this Agreement and the Merger at the Giant Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), any other matter or by a Giant Adverse Recommendation Change, and (ii) in any case in which Giant makes a Giant Adverse Recommendation Change pursuant to this Section 5.7, (A) Giant shall nevertheless submit this Agreement and the Merger to a vote of its stockholders and (B) the Proxy Statement and any and all accompanying materials (including the proxy card (which shall provide that signed proxies which do not specify the manner in which the shares of Giant Common Stock subject thereto are to be voted shall be voted “FOR” adopting this Agreement), the “Proxy Materials”) shall be identical in form and content to Proxy Materials that would have been prepared by Giant had no Giant Adverse Recommendation Change been made, except for appropriate changes to the disclosure in the Proxy Statement and the proxy card stating that such Giant Adverse Recommendation Change has been made and, if applicable, providing accurate disclosure of factual information relating to the Takeover Proposal or other matter giving rise to Giant Adverse Recommendation Change to the extent required by applicable Law. Giant agrees that it shall not submit to the vote of its stockholders any Takeover Proposal (whether or not a Superior Proposal) or agree or propose to do so.
               (d) In addition to the obligations of Giant set forth in paragraphs (a) and (b) of this Section 5.7, Giant shall as promptly as practicable (and in any event within 24 hours after receipt) advise BCH orally and in writing of any Takeover Proposal or any matter giving rise to a Giant Adverse Recommendation Change and the material terms and conditions of any such Takeover Proposal or any matter giving rise to a Giant Adverse Recommendation Change (including any changes thereto) and the identity of the Person making any such Takeover Proposal. Giant shall keep BCH informed on a reasonably current basis of material developments with respect to any such Takeover Proposal or any matter giving rise to a Giant Adverse Recommendation Change.
               (e) Nothing contained in this Section 5.7 shall prohibit Giant from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) (2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall Giant or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.7(b).
          SECTION 5.8. Affiliates. As soon as practicable following the mailing of the Proxy Statement, Giant shall deliver to BCH and Newco a letter identifying all persons who, in the reasonable judgment of Giant, at the time this Agreement is submitted for adoption by the stockholders of Giant may be deemed to be “affiliates” of Giant for purposes of Rule 145 under the Securities Act. Giant shall use its reasonable best efforts to cause each such Person to deliver to BCH and Newco prior to the Closing Date a written agreement in form and substance reasonably satisfactory to the parties hereto, relating to required transfer restrictions on the Newco Common Stock received by them in the Merger pursuant to Rule 145 under the Securities Act.
          SECTION 5.9. Stock Exchange Listing. Giant shall use all reasonable best efforts to cause (i) the shares of Newco Common Stock to be issued in the Merger and as Seller Consideration and (ii) the shares of Newco Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Giant Stock Option or Giant Stock Award, to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.
          SECTION 5.10. Employee Benefit Plans. (a) For a period of twelve months following the Effective Time, Newco shall either (i) provide to officers and employees of BCH and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries (“BCH Continuing Employees”), employee benefits under Benefit Plans maintained by Newco, on terms and conditions which are no less favorable in the aggregate than those provided to such employees immediately prior to the Effective Time, and/or (ii) maintain for the benefit of BCH Continuing Employees the BCH Benefit Plans maintained by BCH immediately prior to the Effective Time; provided that Newco may amend any BCH Benefit Plan to comply with any Law or as necessary and appropriate for other business reasons. For a period of twelve months following the Effective Time, Newco shall either (i) provide to officers and employees of Giant and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries (“Giant Continuing Employees”), employee benefits under Benefit Plans maintained by Newco, on terms and conditions which are no less favorable in the aggregate than those provided to such employees immediately prior to the Effective Time, and/or (ii) maintain for the benefit of Giant Continuing Employees, the Giant Benefit Plans maintained by Giant immediately prior to the Effective Time; provided that Newco may amend any Giant Benefit Plan to comply with any Law or as necessary and appropriate for other business reasons. As soon as practicable following the Effective Time, Newco shall review, evaluate and analyze the BCH Benefit Plans and the Giant Benefit Plans with a view towards developing appropriate and effective Benefit Plans for the benefit of employees of Newco and its Subsidiaries on a going forward basis that does not discriminate between the BCH Continuing Employees and the Giant Continuing Employees (together, the “Newco Continuing Employees”); provided that such new Benefit Plans shall not become effective as to Newco Continuing Employees until a date that is on or after twelve months from the Effective Time. Newco will honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, the Newco Continuing Employees, including, without limitation, any benefits or rights arising as a result of the Merger (either alone or in combination with any other event). Notwithstanding the foregoing, for a period of twelve months following the Effective Time, BCH Continuing Employees shall be entitled to severance benefits no less favorable than those set forth in Section 5.10(a) of the BCH Disclosure Schedule.

               (b) For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual to the extent that such credit would result in a duplication of benefits) under Newco’s Benefit Plans, service with or credited by BCH or any of its Subsidiaries or any of their predecessors or Giant or any of its Subsidiaries or any of their predecessors shall be treated as service with Newco. To the extent permitted under applicable Law, Newco shall cause welfare Benefit Plans maintained by Newco that cover the Newco Continuing Employees and their dependents after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under welfare Benefit Plans maintained by BCH or Giant), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the BCH Continuing Employees or Giant Continuing Employees and their dependents under welfare Benefit Plans maintained by BCH or Giant, respectively, to be credited to such Newco Continuing Employees under welfare Benefit Plans maintained by Newco, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such Newco Continuing Employees under welfare Benefit Plans maintained by Newco.
               (c) Effective as of the Effective Time, Newco hereby assumes all Benefit Plans maintained by BCH or Giant, as applicable, that require express assumption by any successor to BCH or Giant, as applicable.
               (d) Nothing in this Section 5.10 shall be interpreted as preventing Newco, from and after the Effective Time, from amending, modifying or terminating any BCH Benefit Plans, Giant Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.
               (e) Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to amend any BCH Benefit Plan or Giant Benefit Plan or to create third party beneficiary rights in any current or former employee, including the Newco Continuing Employees (including any beneficiaries or dependents thereof), under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such current or former employee, including each Continuing Employee, the right to continued employment for any period of time following Closing.
          SECTION 5.11. Section 16 Matters. Prior to the Effective Time, each of Newco and Giant shall use reasonable best efforts to cause any dispositions of Giant Common Stock (including derivative securities with respect to Giant Common Stock) or acquisitions of Newco Common Stock (including derivative securities with respect to Newco Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Giant to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          SECTION 5.12. Fees and Expenses. Whether or not the Merger and Exchange are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense (it being understood that BCH may pay expenses of Sellers), except as otherwise provided in Section 7.2 and except that (a) if the Merger and Exchange are consummated, Newco shall pay, or cause to be paid, any and all property or transfer taxes imposed on the parties hereto in connection with the Merger and Exchange, and (b) expenses incurred in connection with filing, printing and mailing the Form S-4 and the Proxy Statement shall be paid by Giant.
          SECTION 5.13. Restrictions on Transfers of BCH Equity Interests. Each Seller agrees that it shall not sell, transfer, pledge, hypothecate, encumber, assign or dispose of (“Transfer”) any BCH Equity Interests owned by it, other than in any of the following permitted Transfers, so long as contemporaneously with such permitted Transfer each transferee (such transferee, a “Transferee Seller”) executes and delivers to Giant a written instrument agreeing to be bound by, and a party to, this Agreement as a Seller (a “Joinder”), in which case such Transferee Seller shall be deemed for all purposes hereunder to be a Seller: (a) distributions of BCH Equity Interests by the record holder thereof to such holder’s partners or members; and (b) Transfers of BCH Equity Interests to one or more Affiliates of the transferor.
          SECTION 5.14. Giant Rights Agreement. The Board of Directors of Giant shall take all further actions (in addition to those referred to in Section 3.2(u)) requested by BCH in order to render the Giant Rights inapplicable to the Merger, the Voting Agreement and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of Giant shall not, without the prior written consent of BCH, amend, take any action with respect to, or make any determination under, the Giant Rights Agreement (including a redemption of the Giant Rights) to facilitate a Takeover Proposal.
          SECTION 5.15. Mutual Release. Effective as of the Closing, each Seller, on the one hand, and BCH and Newco on the other hand, hereby unconditionally and irrevocably and forever releases and discharges the other, its respective successors and assigns, and any present or former directors, managers, officers, employees or agents of the other (collectively, the respective “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity (collectively, the respective “Released Claims”) that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing and to the extent based upon the applicable Seller’s capacity as a holder of BCH Equity Interests; provided, however, that this release (i) does not extend to Released Claims to enforce the terms or any breach of this Agreement or any of the provisions set forth herein, (ii) shall not affect any employment-related matters or matters affecting any Seller in his or her capacity as an officer or employee of BCH or any of its Subsidiaries, including salary or benefits earned with respect to, prior periods to which such Seller is entitled from BCH or any of its Subsidiaries, (iii) shall not affect any right to indemnification, exculpation or advancement of expenses to which such Seller may be entitled as a result of such Seller’s membership interest in BCH or service as a manager, officer, employee, consultant or other representative of BCH or any of its Subsidiaries, which rights shall not be modified or amended following the Closing in a manner to adversely affect the indemnification rights of Sellers in effect immediately prior to the Closing, and (iv) does not extend to any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities arising out of fraud by the applicable Seller.
          SECTION 5.16. Certain Tax Returns. With respect to all taxable periods ending on or before the Closing Date, for which Tax Returns are due after the Closing Date, Newco shall prepare all such Tax Returns in a manner consistent with past practice and shall file such Tax Returns (and shall provide such Tax Returns, including K-1s, to Sellers, as applicable) no later than the earlier of (i) the date which is 60 days after the Closing Date and (ii) the date which is 15 days prior to the date such Tax Returns are due (determined without taking into account any applicable extensions). With respect to all taxable periods beginning before and ending after the Closing Date, Newco shall prepare all such Tax Returns in a manner consistent with past practice and shall timely file all such Tax Returns (and shall provide such Tax Returns, including K-1s, to Sellers, as applicable) no later than the date which is 15 days prior to the date such Tax Returns are due, determined without taking into account any applicable extensions.
          SECTION 5.17. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.
          SECTION 5.18. Newco Rights Plan. Immediately after the consummation of the Exchange, Newco will declare a dividend of one right to purchase Series A Junior Participating Preferred Stock of Newco pursuant to a Rights Agreement to be entered into on the Closing Date by and between Newco and Wells Fargo Bank, National Association (or any substitute rights agent designated by Newco), substantially in the form attached as Exhibit D hereto.
          SECTION 5.19. Incumbency Certificate. At Closing, each of the Sellers affiliated with TPG Capital shall deliver to Giant a customary incumbency certificate executed by the general counsel of TPG Capital.
ARTICLE VI
CONDITIONS PRECEDENT
          SECTION 6.1. Conditions to Each Party’s Obligation To Effect the Merger and Exchange. The respective obligations of each party to consummate the Merger and Exchange and the other transactions contemplated hereby to be consummated on the Closing Date are subject to the satisfaction on or prior to the Closing Date of the following conditions:
               (a) Stockholder Approval. The Giant Stockholder Approval shall have been obtained.
               (b) NYSE Listing. The shares of Newco Common Stock to be issued in the Merger and the Exchange shall have been authorized for listing on New York Stock Exchange, subject to official notice of issuance.
               (c) No Illegality. No Law or temporary restraining Order, preliminary or permanent injunction or other Order, judgment issued, enacted, entered or enforced by any court of competent jurisdiction or other Governmental Authority preventing or making illegal the consummation of the Merger or Exchange shall be in effect.

               (d) HSR Act; Antitrust Approvals. The waiting period (and any extension thereof) applicable to the Merger, Exchange and the other transactions contemplated by this Agreement under the HSR Act for the HSR Act filings by BCH and Giant shall have been terminated or shall have expired. Any required clearance or approval of the German Cartel Office shall have been obtained.
               (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
          SECTION 6.2. Conditions to Obligations of Giant. The obligations of Giant to consummate the Merger and other transactions contemplated hereby to be consummated on the Closing Date are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by Giant:
               (a) Representations and Warranties. The representations and warranties of BCH and Sellers set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualifier as to “materiality” or “Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BCH or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, and Giant shall have received a certificate signed by a senior executive officer of BCH (with respect to the representations and warranties in Section 3.1) and one or more authorized representative(s) of each Seller (with respect to the representations and warranties in Section 3.3) to such effect.
               (b) Performance of Obligations of BCH and Sellers. BCH and Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Giant shall have received a certificate signed by a senior executive officer of BCH (with respect to performance by BCH) and one or more authorized representative(s) of each Seller (with respect to performance by Sellers) to such effect.
               (c) Tax Opinion. Giant shall have received the opinion of Alston & Bird LLP, counsel to Giant, dated the Closing Date, to the effect that the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Merger and the Exchange, taken together, will, with respect to Giant, be treated for Federal income tax purposes as a transaction described in Section 351 or 368(a) of the Code. In rendering such opinion, counsel to Giant shall be entitled to rely upon customary representations and assumptions provided by Newco, Giant, BCH and others that counsel to Giant reasonably deems relevant.
          SECTION 6.3. Conditions to Obligations of Sellers. The obligations of each Seller to consummate the Exchange and other transactions contemplated hereby to be consummated on the Closing Date are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by such Seller:

               (a) Representations and Warranties. The representations and warranties of Giant set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualifier as to “materiality” or “Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Giant, and BCH and Sellers shall have received a certificate signed by a senior executive officer of Giant to such effect.
               (b) Performance of Obligations of Giant, Newco and Merger Sub. Giant, Newco and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and BCH and Sellers shall have received a certificate signed by a senior executive officer of Giant to such effect.
               (c) Tax Opinion. BCH shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to BCH, dated the Closing Date, to the effect that the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Merger and the Exchange, taken together, will, with respect to BCH, be treated for Federal income tax purposes as a transaction described in Section 351 of the Code and that the Blocker Reorganizations will, with respect to the corporate Transferee Sellers, be treated for federal income tax purposes as transactions described in Section 368(a) of the Code. In rendering such opinion, counsel to BCH shall be entitled to rely upon customary representations and assumptions provided by Newco, Giant, BCH and others that counsel to BCH reasonably deems relevant.
               (d) Ancillary Agreements. Newco and those Sellers requesting the same of Newco shall have entered into management rights agreements substantially in the forms of the existing management rights agreements certain of the Sellers have entered into with BCH.
ARTICLE VII
TERMINATION AND AMENDMENT
          SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:
               (a) by mutual consent of Giant and Sellers Representative in a written instrument;
               (b) by either Giant or Sellers Representative, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and/or Exchange, and such Order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.2 or any other provision of this Agreement has been the cause of, or resulted in, such action;

               (c) by either Giant or Sellers Representative, upon written notice to the other party, if the Merger and/or Exchange shall not have been consummated on or before March 31, 2008 (which date may be extended by Giant or Sellers Representatives by written notice to the other prior to March 31, 2008 to May 31, 2008, if the failure of the Merger and/or the Exchange to have been consummated prior to such date is solely due to the failure to satisfy the conditions set forth in Sections 6.1(d)); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
               (d) by either Sellers Representative or Giant, if the Giant Stockholder Approval shall not have been obtained upon a vote taken thereon at the Giant Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
               (e) by Sellers Representative prior to the time at which the Giant Stockholder Approval has been obtained, in the event that (i) a Giant Adverse Recommendation Change shall have occurred, or (ii) the Board of Directors of Giant shall have failed to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten Business Days of receipt of a written request by BCH to provide such reaffirmation following a Takeover Proposal or (iii) Giant shall have (x) materially breached its obligations under Section 5.3 or 5.4, upon written notice thereof from BCH and which breach has not been cured within 30 days following written notice thereof or materially breached its obligations under Section 5.7, (y) exempted for purposes of Section 203 of the DGCL an acquisition of shares of Giant Common Stock by any Person or “group” (as defined in Section 13(d)(e) of the Exchange Act), other than BCH or Sellers or their Affiliates or (z) amended or agreed to amend the Rights Agreement or redeemed or agreed to redeem the outstanding Giant Rights thereunder for the purpose of exempting or permitting an acquisition of shares of Giant Common Stock (other than pursuant to this Agreement) from the Rights Agreement and Giant Rights; or
               (f) by either Giant or Sellers Representative, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; provided, however, that no party shall be permitted to terminate this Agreement under this Section 7.1(f) if such party is in material breach of any covenant or other agreement or in willful and material breach of any representation or warranty contained in this Agreement so as to cause the applicable conditions set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as the case may be, not to be satisfied.
          SECTION 7.2. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the parties hereto or their respective officers or directors, except with respect to Section 5.1 (Access to Information; Confidentiality), Section

5.12 (Fees and Expenses), and Article VIII (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.
               (b) Giant shall pay BCH a fee equal to $35,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement, in the event that this Agreement is terminated (A) by Sellers Representative or Giant pursuant to Section 7.1(c), following a Giant Adverse Recommendation Change, (B) by Sellers Representative pursuant to Section 7.1(f) following a Giant Adverse Recommendation Change, or (C) by Sellers Representative pursuant to Section 7.1(e).
               (c) In the event that prior to obtaining the Giant Stockholder Approval, a Takeover Proposal (substituting for all purposes of this Section 7.2(c) 50% for 15% in the definition thereof) shall have been made to Giant or shall have been made publicly to the stockholders of Giant or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal (and, in each case, such Takeover Proposal shall not have been withdrawn or abandoned without qualification by such Person or group of Persons at least 15 days prior to the earlier of the date of the Giant Stockholders Meeting and the date of termination of this Agreement) and thereafter this Agreement is terminated (A) by Sellers Representative or Giant pursuant to Section 7.1(c) or 7.1(d) or (B) by Sellers Representative pursuant to Section 7.1(f) (in each case, other than a termination resulting in payment of the Termination Fee pursuant to Section 7.2(b)), then Giant shall pay to BCH an amount equal to the documented out-of-pocket fees and expenses of BCH, including fees and expenses of all Representatives (other than any consulting, investment banking or similar fee payable to any Affiliate of BCH (not including for purposes of this exception any out-of-pocket expenses of any such Affiliate)) incurred by BCH and the Sellers in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, up to a maximum amount of $5,000,000 (such amount, the “Expense Reimbursement Amount”), by wire transfer of same-day funds on the first Business Day following the receipt of an invoice therefor. In the event that within 12 months after any such termination referred to in the immediately preceding sentence, Giant enters into a definitive agreement with respect to, or consummates any transaction contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then Giant shall pay to BCH, by wire transfer of same day funds, the excess of the Termination Fee minus the Expense Reimbursement Amount paid pursuant to the immediately preceding sentence on the date of the first to occur of such event(s) referred to above in this sentence.
               (d) Giant, BCH and Sellers acknowledge and agree that the agreements contained in Sections 7.2(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Giant, BCH and Sellers would not enter into this Agreement; accordingly if Giant fails promptly to pay the amount due pursuant to Section 7.2(b) or 7.2(c) and, in order to obtain such payment, BCH or Sellers commence a suit that results in a judgment against Giant for the Termination Fee, Expense Reimbursement Amount or any portion thereof, Giant shall pay to BCH and Sellers its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee, Expense Reimbursement Amount or applicable portion thereof from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.
          SECTION 7.3. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors or other similar governing body, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of Giant, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, Sellers Representative may amend Exhibit 1.3 at any time prior to the Closing Date by written notice to Giant to reflect transfers of BCH Equity Interests permitted under Section 5.13, any termination or vesting of a BCH Equity Interest at or prior to the Closing or additional Sellers pursuant to Section 5.13.
          SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective board of directors or other similar governing bodies, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
          SECTION 7.5. Alternative Structure. The parties hereby agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such alternative structure does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect any of the parties hereto (or, in the case of Giant, on its stockholders taken as a whole or on any individual stockholder holding more than 10% of the outstanding shares of Giant Common Stock).
ARTICLE VIII
GENERAL PROVISIONS
          SECTION 8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

          SECTION 8.2. Certain Definitions. The following definitions, as used in this Agreement (including the BCH Disclosure Schedule and Giant Disclosure Schedule) shall have the following meanings:
               “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
               “BCH Personnel” means any director, officer or other employee of any Subsidiary of BCH.
               “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.
               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
               “Exchange Agent” means a bank or trust company designated by Giant and reasonably acceptable to Sellers Representative, to act for the purpose of exchanging certificates representing shares of Giant Common Stock.
               “GAAP” means the United States generally accepted accounting principles.
               “Giant Personnel” means any director, officer or other employee of Giant or any Subsidiary of Giant.
               “Governmental Authority” means any United States federal, state, provincial, supranational, local or foreign government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission or any court, tribunal, or judicial or arbitral body or entity (including any political or other subdivision, department or branch of any of the foregoing).
               “Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, including all indebtedness of such Person evidenced by notes, bonds or debentures, (ii) that portion of obligations with respect to capitalized leases properly classified as indebtedness of such Person on a balance sheet prepared in accordance with GAAP, applied on a consistent basis with the financial statements of such Person, and (iii) Indebtedness referred to in clauses (i) and (ii) above of another Person to the extent guaranteed by such Person. For clarification, “Indebtedness” does not include operating leases, undrawn letters of credit and similar credit support obligations, trade payables and accrued expenses, derivative and hedging transactions or agreements, prepaid or deferred revenues and other ordinary course commercial contractual obligations.
               “Key Personnel” means any director, officer or other employee of either of BCH or Giant or any Subsidiary of BCH or Giant, each as the case may be, with annual base compensation in excess of $200,000.
               “Law” means any statute, law, ordinance, regulation, rule, code, Order, principle of common law and equity or other requirement of law of any Governmental Authority.

               “Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.
               “Material Adverse Effect” means, with respect to any Person, any event, condition, change, occurrence, development or state of circumstances which, individually or in the aggregate, has or would reasonably be expected to have (i) a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise; provided, however, that none of the following events, conditions, changes, occurrences, developments or states of circumstances shall be deemed, either alone or in combination, nor shall be considered in determining whether any matter has or would reasonably be expected to have, a “Material Adverse Effect”:
          (A) changes or developments in financial, economic, political or industry conditions in the United States or any other jurisdiction in which such Person or its Subsidiaries has substantial business operations (except to the extent those changes have a materially disproportionate effect on such Person and its Subsidiaries);
          (B) changes or developments resulting from factors generally affecting any business in which such Person or its Subsidiaries operates (except to the extent those changes have a materially disproportionate effect on such Person and its Subsidiaries);
          (C) changes or developments, after the date hereof, in any Laws or GAAP or interpretation or enforcement thereof;
          (D) changes or developments resulting from or caused by natural disasters, outbreak of major hostilities in which the United States is involved or any act of war or terrorism within the United States or directed against its facilities or citizens wherever located;
          (E) changes or developments relating to the announcement of, entry into, pendency of, actions contemplated by or performance of obligations under, this Agreement and the transactions contemplated hereby or the identity of the parties to this Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such Person and its Subsidiaries relating thereto;
          (F) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect;
          (G) changes in the market value of the market price or trading value of the publicly traded securities of such Person; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such change has or resulted in, or contributed to, a Material Adverse Effect; or
          (H) actions required or contemplated to be taken by such Person under this Agreement or taken at the express request or direction of the other party to this Agreement; or
     (ii) a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.
               “Material Contract” means, with respect to any Person, any of the following contracts, agreements and/or binding commitments (whether written or oral):
          (A) any lease or license of real property to or from any third party (excluding warehouses and offices);
          (B) any contract entered into during the twelve months prior to the date of this Agreement relating to the disposition or acquisition of assets outside the ordinary course of business for value in excess of $5 million;
          (C) any mortgage, indenture, loan or credit agreement, security agreement or other agreement, instrument, contract (or group of related contracts) under which the respective Person or any of its Affiliates have created, incurred, assumed, or guaranteed any Indebtedness in excess of $5 million;
          (D) any contract or understanding relating to the ownership, disposition or voting of any material joint venture, partnership or other investment interest for which such Person has a remaining capital commitment or reasonably expected liability is in excess of $3 million;
          (E) any written contract that by its express terms (x) purports to materially restrict or impair the right of the Person or its Affiliates to compete with third parties, or (y) includes covenants restricting the development, marketing or distribution of the products and services of such Person’s business;
          (F) any contract relating to the exclusive right to sell or distribute products of such Person’s business;
          (G) any contract granting a right of first refusal or first negotiation with regard to a sale of any portion of such Person’s business or any assets of such Person having an aggregate value in excess of $5 million;
          (H) any written contract with any Affiliate of such Person or any officer, director, or senior employee of either such Person or any Affiliate of such Person, in each case involving future payments in excess of $250,000 individually or $1 million in the aggregate;
          (I) collective bargaining agreements;

          (J) any contract relating to development, ownership, licensing or use of any Intellectual Property that is material to the conduct of such Person’s business as currently conducted, other than off the shelf licenses for software or similar items with annual fees of less than $500,000;
          (K) any principal customer or supplier contract with any Person who represents one of either the ten largest customers or suppliers of such Person and its consolidated Subsidiaries in their latest completed fiscal year with a term greater than six months; and
          (L) any other contract (or group of related contracts) not otherwise described in paragraphs (A) — (K) above (x) with a term of greater than one year and (y) otherwise material to such Person’s business.
               “Permitted Liens” means with respect to any Person, (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) statutory Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by such Person or any of its Subsidiaries.
               “Person” shall have the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and shall also include any individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.
               “SEC” means the United States Securities and Exchange Commission.
               “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
               “Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.
               “Subsidiary” means with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to such Person, directly or indirectly owns (i) a right to majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of director or similar body governing the affairs of such entity.

               “Tax” (including, with correlative meaning, the terms “Taxes” and “taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.
               “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
               “WARN Act” means the Workers Adjustment and Retraining Notification Act of 1989, as amended.
          SECTION 8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
       (i) if to BCH, to
Bluegrass Container Holdings, LLC
c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention: General Counsel
Facsimile No.: (817) 871-4010
with a copy to
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin
                   Andrew W. Smith
Facsimile No.: (212) 455-2502
(ii) if to Sellers or Sellers Representative, to
TPG Bluegrass V — AIV 2, L.P.
c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention: General Counsel
Facsimile No.: (817) 871-4010

with a copy to
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin
          Andrew W. Smith
Facsimile No.: (212) 455-2502
(iii) if to Giant, to
Graphic Packaging Corporation
814 Livingston Court
Marietta, GA 30067
Attention: General Counsel
Facsimile No.: (770) 644-2929
with a copy to
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Sidney J. Nurkin
          William Scott Ortwein
Facsimile No.: (404) 253-8376
          SECTION 8.4. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of those of such party’s executive officers who have been involved in the negotiation of this Agreement, after making reasonable inquiry of the senior manager(s) of such party with primary responsibility for such subject matter.

          SECTION 8.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart.
          SECTION 8.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Section 5.5 (which is intended for the benefit of only the persons specifically named therein), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
          SECTION 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
          SECTION 8.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger and/or the Exchange that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any party (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
          SECTION 8.10. Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of (i) the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto in the Chancery Court of the State of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction in the United States District Court for the District of Delaware. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Chancery Court of the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at Law or in equity.
          SECTION 8.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 8.13. Sellers Representative.
               (a) Designation. Sellers have agreed that it is desirable to designate TPG Bluegrass V — AIV 2, L.P., as the representative of Sellers to act on behalf of Sellers under this Agreement (the “Sellers Representative”).
               (b) Authority. By executing this Agreement, each Seller hereby irrevocably appoints the Sellers Representative as agent, proxy and attorney in fact for such Sellers for all purposes of this Agreement, including the full power and authority on such Sellers’ behalf to take the actions required or permitted to be taken by Sellers pursuant to this Agreement, including (i) acting on behalf of Sellers in any litigation or arbitration involving this Agreement, (ii) executing all such documents as the Sellers Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Sellers Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (iii) doing or refraining from doing any further act or deed in the name of and on behalf of the Sellers that the Sellers Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present and (iv) receiving service of process in connection with any claims under this Agreement in the name of and on behalf of Sellers. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Sellers Representative (to the extent authorized by and in accordance with this Agreement) shall be binding upon all of Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
               (c) Exculpation; Indemnification. The Sellers Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller. The Sellers Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Sellers Representative shall not be relieved of any liability imposed by Law for willful misconduct. The Sellers Representative shall not be liable to Sellers for any apportionment or distribution of payments made by the Sellers Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Sellers Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Sellers Representative nor any agent or advisor employed by it shall incur any liability to any Seller relating to the performance of its duties hereunder, except for actions or omissions constituting fraud or bad faith. The Sellers do hereby jointly and severally agree to indemnify and hold the Sellers Representative harmless from and against any and all liability, cost, expense or damage reasonably incurred or suffered as a result of the performance of such Sellers Representative’ duties under this Agreement, except for actions or omissions constituting fraud or bad faith.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Giant, BCH, each Seller, Newco and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

GRAPHIC PACKAGING CORPORATION
By:	/s/ David W. Scheible
	Name:	David W. Scheible
	Title:	President and Chief Executive Officer

FIELD HOLDINGS, INC.
By:	/s/ Lawrence I. Field
	Name:	Lawrence I. Field
	Title:	President

BLUEGRASS CONTAINER HOLDINGS, LLC
By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

BCH MANAGEMENT LLC
By:	Bluegrass Container Holdings, LLC, its
Managing Member

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG BLUEGRASS IV, L.P.
By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG BLUEGRASS IV — AIV 2, L.P.
By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG BLUEGRASS V, L.P.
By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG BLUEGRASS V — AIV 2, L.P.
By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG FOF V — A, L.P.
By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG FOF V — B, L.P.
By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

NEW GIANT CORPORATION
By:	/s/ David W. Scheible
	Name:	David W. Scheible
	Title:	President and Chief Executive Officer

GIANT MERGER SUB, INC.
By:	/s/ David W. Scheible
	Name:	David W. Scheible
	Title:	President and Chief Executive Officer